                                               Filed pursuant to Rule 424(b)(2)
                                               Registration No. 333-38650

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 16, 2000

                                  [FLEET LOGO]

                       FLEET CREDIT CARD MASTER TRUST II
                                     ISSUER

                     FLEET BANK (RI), NATIONAL ASSOCIATION
                              SELLER AND SERVICER

      $529,750,000 CLASS A 7.02% ASSET-BACKED CERTIFICATES, SERIES 2000-C $48,750,000 CLASS B FLOATING RATE ASSET-BACKED CERTIFICATES, SERIES 2000-C

                                     CLASS A CERTIFICATES                         CLASS B CERTIFICATES
                                     --------------------                         --------------------
Certificate rate                     7.02% annually                        One-Month LIBOR
                                                                           plus 0.39% annually
Interest paid                        Monthly, beginning                    Monthly, beginning
                                     October 16, 2000                      October 16, 2000
Expected final distribution date     August 15, 2005                       August 15, 2005
Legal final maturity                 February 15, 2008                     February 15, 2008
Price to public per certificate      99.951248%                            100%
Underwriting discount per
  certificate                        0.275%                                0.300%
Proceeds to seller per certificate   99.676248%                            99.700%

The total price to public is $578,241,736. The total amount of the underwriting discount is $1,603,063. The total amount of proceeds plus accrued interest and before deduction of expenses is $576,638,673.

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-7 IN THIS PROSPECTUS
                    SUPPLEMENT AND PAGE 8 IN THE PROSPECTUS.

The certificates are not deposits and neither the certificates nor the underlying accounts or receivables are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The certificates will represent interests in the trust only and will not represent interests in or obligations of Fleet Bank (RI), National Association or any of its affiliates.

CREDIT ENHANCEMENT:

- The Class B certificates will be subordinated to the Class A certificates.

- The trust is also issuing a collateral interest in the amount of $71,500,000. The collateral interest will be subordinated to both the Class A certificates and the Class B certificates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE CERTIFICATES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement and the accompanying prospectus may be used by FleetBoston Robertson Stephens Inc. or another affiliate of the bank in connection with offers and sales of the certificates in market-making transactions.

                    Underwriters of the Class A Certificates

CREDIT SUISSE FIRST BOSTON
          CHASE SECURITIES INC.
                     FLEETBOSTON ROBERTSON STEPHENS
                               J.P. MORGAN & CO.
                                        MERRILL LYNCH & CO.
                                              MORGAN STANLEY DEAN WITTER

                    Underwriters of the Class B Certificates
CREDIT SUISSE FIRST BOSTON
                            FLEETBOSTON ROBERTSON STEPHENS
                                                       J.P. MORGAN & CO.
                                August 17, 2000

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     We provide information to you about the certificates in two separate documents that progressively provide more detail: (a) the accompanying prospectus, which provides general information, some of which may not apply to your series and (b) this prospectus supplement, which describes the specific terms of your series. This prospectus supplement may be used to sell the Class A certificates and the Class B certificates only if accompanied by the prospectus.

     This prospectus supplement and the prospectus relate to the offering of Class A certificates and Class B certificates only. The collateral interest is not offered by this prospectus supplement and prospectus.

     IF THE TERMS OF YOUR CERTIFICATES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT VARY FROM THE TERMS DESCRIBED IN THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

     We include cross references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The following table of contents and the table of contents in the accompanying prospectus provide the pages on which these captions are located.

     You can find a listing of the pages where terms used in this prospectus supplement and the accompanying prospectus are defined under the caption "Index of Principal Terms" beginning on page S-56 in this document and under the caption "Index of Principal Terms" on page 71 in the accompanying prospectus.
                             ----------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary of Terms......................   S-1
  The Trust...........................   S-1
  The Trustee.........................   S-1
  Seller And Servicer.................   S-1
     Seller...........................   S-1
     Servicer.........................   S-1
     The Bank.........................   S-1
  The Receivables.....................   S-1
  Offered Securities..................   S-1
     Certificates.....................   S-1
     Distribution Dates...............   S-1
     Interest.........................   S-1
     Principal........................   S-2
  The Collateral Interest.............   S-2
  Credit Enhancement..................   S-2
     Subordination of Classes.........   S-2
  Interest Rate Swap..................   S-2
  The Sellers' Interest...............   S-3
  Allocations.........................   S-3
     Among Series.....................   S-3
     Among Classes....................   S-3
  Application Of Collections..........   S-4
     Finance Charge Collections.......   S-4
     Excess Spread and Excess Finance
       Charges........................   S-4
     Principal Collections............   S-4
  Pay Out Events......................   S-5
  Optional Repurchase.................   S-5
  Registration........................   S-5
  Tax Status..........................   S-6
  ERISA Considerations................   S-6
  Certificate Ratings.................   S-6
  Exchange Listing....................   S-6
  Additional Information..............   S-6
Risk Factors..........................   S-7
  Interest Rate Swap Considerations...   S-7
  Ability To Resell Series 2000-C
     Certificates Not Assured.........   S-8
  Credit Enhancement May Not Be
     Sufficient To Prevent Loss.......   S-8
  Class B Certificates Are
     Subordinated To The Class A
     Certificates; Trust Assets May Be
     Diverted From Class B To Pay
     Class A..........................   S-9
  Ratings Can Be Lowered Or Withdrawn
     After You Purchase Your
     Certificates And The Market Value
     Of Your Certificates May Be
     Reduced..........................   S-9
Introduction..........................  S-10

                                        PAGE
                                        ----
The Bank's Credit Card Activities.....  S-11
  General.............................  S-11
  Finance Charges.....................  S-11
  Delinquency and Loss Experience.....  S-11
  Interchange.........................  S-13
  Litigation..........................  S-13
The Receivables.......................  S-13
Maturity Assumptions..................  S-16
Receivable Yield Considerations.......  S-18
Description of the Certificates.......  S-20
  General.............................  S-20
  Registration of Certificates........  S-21
  Interest Payments...................  S-21
  Principal Payments..................  S-24
  Postponement of Accumulation
     Period...........................  S-27
  Interest Rate Swap..................  S-27
  Swap Counterparty...................  S-30
  Subordination.......................  S-32
  Allocation Percentages..............  S-32
  Reallocation of Cash Flows..........  S-36
  Application of Collections..........  S-38
  Principal Funding Account...........  S-43
  Reserve Account.....................  S-44
  Swap Reserve Fund...................  S-45
  Paired Series.......................  S-45
  Shared Collections of Principal
     Receivables......................  S-46
  Allocation of Investor Default
     Amount...........................  S-46
  Optional Repurchase.................  S-48
  Pay Out Events......................  S-48
  Servicing Compensation and Payment
     of Expenses......................  S-51
Federal Income Tax Consequences.......  S-51
ERISA Considerations..................  S-52
  General.............................  S-52
  Class A Certificates................  S-52
  Class B Certificates................  S-53
  Consultation with Counsel...........  S-53
Underwriting..........................  S-53
Legal Matters.........................  S-55
Index of Principal Terms..............  S-56
ANNEX I: OTHER SERIES ISSUED..........   I-1
ANNEX II: RECEIVABLES IN ADDITIONAL
  ACCOUNTS CONVEYED TO THE TRUST......  II-1

                                SUMMARY OF TERMS

This summary highlights selected information from this document and does not contain all of the information that you need to consider in making your investment decision. This summary provides general, simplified descriptions of matters which, in some cases, are highly technical and complex. More detail is provided in other sections of this document and in the prospectus.

Do not rely upon this summary for a full understanding of the matters you need to consider in connection with any potential investment in the certificates. To understand all of the terms of the offering of the Series 2000-C certificates, read carefully this entire document and the accompanying prospectus.

THE TRUST

Fleet Credit Card Master Trust II will issue the certificates.

The trust has issued numerous series of certificates, will issue the Series 2000-C certificates and expects to issue additional series. The certificates of each series will represent an ownership interest in the assets of the trust.

THE TRUSTEE

The trustee is Bankers Trust Company.

SELLER AND SERVICER

  SELLER

Fleet Bank (RI), National Association originates and acquires credit card accounts. As seller, the bank sells the receivables to the trust.

  SERVICER

The bank also is the servicer. As the servicer, the bank collects payments on the receivables and allocates the collections among the interests in the trust.

  THE BANK

The bank is a special purpose credit card bank. Its principal offices are located at 111 Westminster Street, Providence, Rhode Island 02903. The telephone number is (401) 278-5451.

THE RECEIVABLES

The primary assets of the trust are receivables in MasterCard(R) and VISA(R)(1) revolving credit card accounts. The receivables consist of principal receivables and finance charge receivables.
---------------
(1) MasterCard(R) and VISA(R) are federally registered servicemarks of MasterCard International and VISA U.S.A., Inc. respectively.

The following information is as of July 31, 2000:

- Principal receivables in the trust: $10,883,932,580.

- Finance charge receivables in the trust: $306,819,554.

- Accounts designated to the trust: 7,059,855.
See "The Receivables" in this prospectus supplement.

OFFERED SECURITIES

  CERTIFICATES

Fleet Credit Card Master Trust II is offering:

- $529,750,000 of Class A certificates; and

- $48,750,000 of Class B certificates.

The Series 2000-C certificates include both Class A and Class B.

Beneficial interests in these certificates may be purchased in minimum denominations of $1,000 and integral multiples of $1,000.

The seller expects that the trust will issue the Series 2000-C certificates on August 25, 2000.

  DISTRIBUTION DATES

The first distribution date will be October 16, 2000.

Distribution dates for the Series 2000-C certificates will be the 15th day of each month if the 15th day is a business day. If the 15th is not a business day, the distribution date will be the following business day.

  INTEREST

Interest on the Series 2000-C certificates will be paid on each distribution date.

You may obtain the Class B interest rates for the current interest period and the immediately preceding interest period by telephoning the trustee at (800) 735-7777.

Class A

The Class A certificates will bear interest at 7.02% per annum.

Class B

The Class B certificates will bear interest at LIBOR as determined each month plus 0.39% per annum.

See "Description of the Certificates--Interest Payments" in this prospectus supplement for a description of how and when LIBOR will be determined.

  PRINCIPAL

The seller expects that principal on the Series 2000-C certificates will be distributed on the date noted below; however, principal may, in fact, be distributed earlier or later. You will not be entitled to any premium for early or late payment of principal.

If certain adverse events known as pay out events occur, principal may be distributed earlier than expected.

If collections of the credit card receivables are less than expected or are collected more slowly than expected, then principal repayment may be delayed.

Class A

The seller expects that principal of the Class A certificates will be distributed on the August 2005 distribution date.

Class B

The seller expects that principal of the Class B certificates will be distributed on the August 2005 distribution date; however, no principal will be paid on the Class B certificates unless the Class A certificates are paid in full or a sufficient amount has been accumulated to pay the Class A certificates in full.

Accumulation Period

We are scheduled to begin accumulating collections of principal receivables on November 1, 2004 for later distribution to you. The servicer may, however, elect to delay the beginning of the accumulation period to a date not later than July 1, 2005.

See "Description of the Certificates--Principal Payments," and "--Postponement of Accumulation Period" in this prospectus supplement.

Legal Final Maturity

If the Series 2000-C certificates are not paid on their expected final distribution dates, collections of receivables will continue to be used to pay principal on the Series 2000-C certificates until the certificates are paid or until February 15, 2008, whichever occurs first. February 15, 2008 is the legal final maturity date for Series 2000-C.

See "Maturity Assumptions," and "Description of the Certificates--Allocation Percentages," and "--Principal Payments" in this prospectus supplement.

THE COLLATERAL INTEREST

At the same time as the Series 2000-C certificates are issued, the trust will issue an undivided interest in the trust called a collateral interest in the amount of $71,500,000 as part of Series 2000-C. The holder of the collateral interest will have voting and certain other rights as if the collateral interest were a subordinated class of certificates. The collateral interest is not offered by this document.

CREDIT ENHANCEMENT

  SUBORDINATION OF CLASSES

The collateral interest and the Class B certificates are subordinated to the Class A certificates.

The collateral interest is also subordinated to the Class B certificates.

See "Description of the Certificates--Reallocation of Cash Flow" and "--Allocation of Investor Default Amount" in this prospectus supplement.

INTEREST RATE SWAP

The trust and Credit Suisse First Boston International, the swap counterparty, will enter into the interest rate swap. Under the interest rate swap, for each interest period:

- the swap counterparty will be obligated to make a payment to the trust, based on the outstanding principal amount of the Class A certificates, at the swap fixed rate. The swap fixed rate is an annual rate equal to 7.02%; and

- the trust will be obligated to make a payment to the swap counterparty, based on the outstanding principal amount of the Class A certificates, at the swap floating rate. The swap floating rate is an annual rate equal to LIBOR plus 0.25% (or such lesser rate as is specified in the interest rate swap).

In most cases, payments owed between the trust and the swap counterparty will be made on a net basis. Amounts paid by the trust to the swap counterparty will be paid from collections of finance charge receivables and other available amounts allocated to the Class A certificates. Amounts paid by the swap counterparty to the trust will be deposited into the collection account and allocated to the Class A certificates.

See "Description of the Certificates--Interest Rate Swap" and "--Application of Collections--Payment of Interest, Fees and Other Items" in this prospectus supplement.

The swap counterparty currently has a long-term credit rating of AA from Standard & Poor's, a long-term credit rating of A1 from Moody's and a long-term credit rating of AA from Fitch. The swap counterparty currently has a short-term credit rating of A-1+ from Standard & Poor's, a short-term rating of P-1 from Moody's and a short-term credit rating of F1+ from Fitch. For a discussion of the consequences of certain reductions in, or a withdrawal of, the swap counterparty's credit ratings, see "Risk Factors--Interest Rate Swap Considerations" and "Description of the Certificates--Interest Rate Swap" in this prospectus supplement.

THE SELLERS' INTEREST

The interest in the trust not represented by your series or by any other series is the sellers' interest. The sellers' interest is represented by the seller certificates, including the bank certificate and any supplemental certificates. The bank certificate is held by the bank. The bank may sell a portion of the sellers' interest to other investors. If a portion of the sellers' interest is sold to anyone other than the seller or its affiliates, the interest will be represented by a supplemental certificate. No supplemental certificates are currently outstanding.

The sellers' interest does not provide credit enhancement for your series or any other series.

ALLOCATIONS

  AMONG SERIES

Each month the bank, as servicer, will allocate collections received among:

- Series 2000-C;

- other outstanding series; and

- the sellers' interest in the trust.

The amount allocated to your series will be determined based mainly upon the ratio of the invested amount of your series to the total amount of principal receivables in the trust.

You are entitled to receive payments of interest and principal only from collections and other trust assets allocated to your series.

The invested amount is the primary basis for allocations to your series. The invested amount is the sum of the Class A invested amount, the Class B invested amount and the collateral invested amount.

At the time of issuance of the Series 2000-C certificates, the invested amount for Series 2000-C will be $650,000,000.

  AMONG CLASSES

From the amounts allocated to your series, the servicer will further allocate among the Class A certificates, the Class B certificates and the collateral interest on the basis of the invested amount of each class and the invested amount of the collateral interest. Initially the invested amount of each class will be equal to the original principal amount of that class and the initial invested amount of the collateral interest will be equal to the original principal amount of the collateral interest.

See "Description of the Certificates--Allocation Percentages" in this prospectus supplement.

The invested amount of a series or a class will decline as a result of the accumulation of principal collections in the principal funding account or principal payments. The invested amount also may decline if collections of receivables allocated to your series are not sufficient to make certain required payments. If the invested amount of your series or class declines, there may be a reduction in amounts allocated and available for payment to you.

For a description of the events which may lead to these reductions, see "Description of the Certificates--Reallocation of Cash Flows" in this prospectus supplement.

APPLICATION OF COLLECTIONS

  FINANCE CHARGE COLLECTIONS

- Collections of finance charge receivables and certain other amounts allocated to the Class A certificates will be used to pay interest on the Class A certificates, to pay the amount, if any, due to the swap counterparty, to pay Class A's portion of the servicing fee and to cover Class A's portion of receivables that are written off as uncollectible. Any remaining amount will become excess spread and be applied as described below.

- Collections of finance charge receivables allocated to the Class B certificates will be used to pay interest on the Class B certificates and to pay Class B's portion of the servicing fee. Any remaining amount will become excess spread and be applied as described below.

- Collections of finance charge receivables allocated to the collateral interest will be used to pay the collateral interest's portion of the servicing fee if the bank or the trustee is no longer the servicer. Any remaining amount will become excess spread and be applied as described below.

See "Description of the Certificates--Application of Collections--Payment of Interest, Fees and Other Items" in this prospectus supplement.

  EXCESS SPREAD AND EXCESS FINANCE CHARGES

Each month the excess spread and excess finance charges will be used in the following order of priority:

- first to make up deficiencies for Class A,

- then to make up deficiencies for Class B, including covering Class B's portion of receivables written off as uncollectible,

- then to pay interest on the collateral interest at the collateral minimum interest rate,

- then to pay the collateral interest's portion of the servicing fee, or, if the bank or the trustee is no longer the servicer, then to pay any portion of the collateral interest's servicing fee not paid as described above under "--Finance Charge Collections,"

- then to cover the collateral interest's portion of receivables that are written off as uncollectible,

- then to reimburse any previous reductions in the collateral invested amount,

- then, in limited circumstances, to fund a reserve account to cover interest payment shortfalls for Class A, and

- finally to make payments to the holder of the collateral interest.

See "Description of the Certificates--Application of Collections--Excess Spread; Excess Finance Charges" in this prospectus supplement.

  PRINCIPAL COLLECTIONS

So long as no pay out event has occurred, your series' share of principal collections, including shared principal collections from other series, will be applied each month as follows:

- First, principal collections allocated to the collateral interest and the Class B certificates may be reallocated, if necessary, to make required payments on the Class A certificates and the Class B certificates which were not made from finance charge collections, excess spread or excess finance charges.

- During the revolving period, no principal will be paid to you or accumulated in a trust account.

- During the accumulation period, principal collections allocated or available to the Class A certificates and the Class B certificates will be deposited in the principal funding account, up to a controlled deposit amount, for payment first to the Class A certificateholders and then to the Class B certificateholders on the expected final distribution date.

- Upon payment in full of the Class A certificates and the Class B certificates, principal collections allocated or available to the collateral interest, up to the collateral invested amount, will be paid to the collateral interest holder.

- Any remaining principal collections will be first made available to other series and then paid to the holders of the seller certificates or deposited in the excess funding account.

If a pay out event occurs, the rapid amortization period or rapid accumulation period will begin and all of the principal collections allocated or available to the Class A certificates and the Class B certificates, except amounts required to be reallocated, will be applied each month to pay or to accumulate principal on your series. Principal collections will be paid or accumulated for Class A first and then will be available to Class B.

See "Description of the Certificates--Principal Payments," "--Application of Collections" and "--Shared Collections of Principal Receivables" in this prospectus supplement.

PAY OUT EVENTS

Pay out events are adverse events that result in the end of the revolving period or the accumulation period and the beginning of a rapid amortization period or a rapid accumulation period.

The following are pay out events for your series:

- the seller fails to make required payments, fails to make required deposits, or violates other covenants and agreements;

- the representations and warranties of the seller are materially incorrect;

- the seller does not transfer additional assets to the trust when required;

- the percentage obtained from your series allocation of the yield on the trust portfolio and investment earnings from the principal funding account and withdrawals from the reserve account, after taking into account the amount of the receivables that are written off as uncollectible allocated to Series 2000-C, averaged over any three consecutive months is less than the weighted average interest rate for Series 2000-C, calculated by taking into account the interest rate for Class A, Class B and the collateral minimum interest rate, plus the servicing fee rate for Series 2000-C averaged over the same three months;

- certain defaults of the servicer; or

- the Class A certificates, the Class B certificates or the collateral interest are not paid in full on their expected final distribution date.

The following are pay out events for the trust:

- the occurrence of certain events of insolvency or receivership relating to the seller, including any additional sellers;

- the seller is unable to transfer receivables to the trust as required under the pooling and servicing agreement; or

- the trust becomes an "investment company" under the Investment Company Act of 1940.

For a more detailed discussion of the pay out events, see "Description of the Certificates--Pay Out Events" in this prospectus supplement. In addition, see "Description of the Certificates--Trust Pay Out Events" in the accompanying prospectus.

The occurrence of a pay out event may cause an early amortization of your certificates; however, if

- the pay out event is not a trust pay out event,

- the interest rate swap has not been terminated and,

- the swap counterparty has, if required to do so, adequately funded the interest reserve account,

then a rapid accumulation period--rather than a rapid amortization period--will begin. During the rapid accumulation period, amounts which would have been paid out monthly as principal distributions to the Class A certificateholders if a rapid amortization occurred, will be accumulated in the principal funding account and used to pay the Class A certificates on the Class A expected final distribution date. During the rapid accumulation period, when the full amount needed to pay the Class A certificates has been accumulated in the principal funding account, available principal collections will be distributed each month to the Class B certificates until the Class B investor amount is paid in full. The remaining amounts will be paid to the holder of the collateral interest.

See "Description of the Certificates--Interest Rate Swap" in this prospectus supplement.

OPTIONAL REPURCHASE

The bank has the option to repurchase your certificates when the investor amount for your series has been reduced to 5% or less of the initial invested amount.

See "Description of the Certificates--Optional Repurchase" in this prospectus supplement and "Risk Factors--If Optional Repurchase Occurs, it Will Result in an Early Return of Principal and a Reinvestment Risk" in the accompanying prospectus.

REGISTRATION

The Series 2000-C certificates will be in book-entry form and will be registered in the name of Cede & Co., as the nominee of The Depository Trust Company. Except in certain limited circumstances, you will not receive a definitive certificate representing your interest.

See "Description of the Certificates--Definitive Certificates" in the accompanying prospectus.

You may elect to hold your certificates through DTC in the United States, or Clearstream Banking, societe anonyme or the Euroclear System in Europe.

See "Description of the Certificates--Book-Entry Registration" and "--Definitive Certificates" in the accompanying prospectus.

TAX STATUS

Orrick, Herrington & Sutcliffe LLP, as special tax counsel to the bank, is of the opinion that under existing law your certificates will be characterized as debt for federal income tax purposes. By your acceptance of a Series 2000-C certificate, you will agree to treat your certificates as debt for federal, state and local income and franchise tax purposes.

See "Federal Income Tax Consequences" in the accompanying prospectus for additional information concerning the application of federal income tax laws.

ERISA CONSIDERATIONS

Subject to important considerations described under "ERISA Considerations" in this prospectus supplement and in the accompanying prospectus, the Class A certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

For the reasons discussed under "ERISA Considerations" in this prospectus supplement and the accompanying prospectus, the Class B certificates are not eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

CERTIFICATE RATINGS

The Class A certificates will be rated in the highest rating category by at least one nationally recognized rating organization and the Class B certificates will be rated in one of the three highest rating categories by at least one nationally recognized rating organization.

See "Risk Factors--Ratings Can Be Lowered or Withdrawn After You Purchase Your Certificates And The Market Value Of Your Certificates May Be Reduced" in this prospectus supplement.

EXCHANGE LISTING

We will apply to list the Class A certificates and the Class B certificates on the Luxembourg Stock Exchange. We cannot guaranty that the application for the listing will be accepted. You should consult with Deutsche Bank Luxembourg S.A., the Luxembourg listing agent for the certificates, 14 Boulevard F.D. Roosevelt, L-2450 Luxembourg, phone number (352) 46 02 41, to determine whether or not the Series 2000-C certificates are listed on the Luxembourg Stock Exchange.

ADDITIONAL INFORMATION

For more information, you can call (215) 444-6800 and direct your inquiries to the Fleet Credit Card Securitization Department.

                                  RISK FACTORS

     In the accompanying prospectus you will find a section called "Risk Factors." The information in that section applies generally to all series, including yours. The information in this section applies more specifically to your series.

     You should consider the risk factors discussed under the caption "Risk Factors" in the prospectus and the risk factors discussed below in this section before deciding whether to purchase any of the Series 2000-C certificates.

INTEREST RATE SWAP CONSIDERATIONS           The swap counterparty makes payments under the interest
                                            rate swap based on a fixed rate and the trust makes
                                            payments under the interest rate swap based on a
                                            floating rate. It is possible that the amount owing to
                                            the swap counterparty for any interest period could
                                            exceed the amount owing to the trust for that interest
                                            period. If this occurs, then a payment will be due from
                                            the trust to the swap counterparty. When a net swap
                                            payment is due from the trust to the swap counterparty,
                                            the swap counterparty will be entitled to that payment
                                            from collections of finance charge receivables and
                                            certain other available amounts otherwise allocated to
                                            the Class A certificates. If swap payments are made out
                                            of excess spread, excess finance charges or reallocated
                                            principal collections, the amount of credit enhancement
                                            supporting your certificates may be reduced.

                                            If the long-term senior unsecured debt rating of the
                                            swap counterparty is reduced below BBB- by Standard &
                                            Poor's or below Baa3 by Moody's or is withdrawn by
                                            either of Standard & Poor's or Moody's, the swap
                                            counterparty may be directed to assign its rights and
                                            obligations under the interest rate swap to a
                                            replacement swap counterparty. You should be aware that
                                            there may not be a suitable replacement swap
                                            counterparty. In addition, we cannot assure you that any
                                            assignment of the swap counterparty's rights and
                                            obligations will occur.

                                            A payment default by the swap counterparty or the trust
                                            may result in the termination of the interest rate swap.
                                            The interest rate swap may also be terminated upon the
                                            occurrence of certain other events. If the interest rate
                                            swap terminates before the payment of the Class A
                                            certificates in full, payment of interest on the Class A
                                            certificates will be paid from finance charge
                                            collections and other sources of funds available under
                                            the terms of the pooling and servicing documents, but
                                            will not have the benefit of any further payments under
                                            the interest rate swap. Also, if the interest rate swap
                                            terminates, excess spread available to the Class B
                                            certificates and the Collateral Interest will not
                                            include the benefit of any further net swap receipts
                                            which would have been available if the termination had
                                            not occurred. See "Description of the
                                            Certificates--Interest Rate Swap" in this prospectus
                                            supplement. See also "Maturity Assumptions,"
                                            "Description of the Certificates--Interest Rate Swap"
                                            and "-- Pay Out Events" in this prospectus supplement.

                                            We cannot assure you that if a pay out event occurs your
                                            certificates will not be subject to early amortization.

                                            During the revolving period, the accumulation period or
                                            the rapid accumulation period, if a pay out event for
                                            the trust occurs, the rapid amortization period will
                                            begin.

                                            In addition, during the revolving period or the
                                            accumulation period, if a series pay out event occurs
                                            and one or more of the following events has occurred,
                                            then a rapid amortization period will begin:

                                            - The interest rate swap is terminated; or

                                            - An interest reserve account event has occurred.

                                            If a rapid accumulation period has begun, it will end
                                            and a rapid amortization period will begin if one or
                                            more of the following events has occurred:

                                            - A trust pay out event occurs;

                                            - The interest rate swap is terminated; or

                                            - An interest reserve account event has occurred.

                                            See "Description of the Certificates--Interest Rate
                                            Swap" and "--Pay Out Events" in this prospectus
                                            supplement.

                                            Although the rating agencies have not relied on the
                                            rating of the swap counterparty in rating either the
                                            Class A certificates or the Class B certificates, but
                                            rather have relied on the value of the receivables and
                                            the benefits of the applicable credit enhancement, we
                                            cannot assure you that interest on the Class A
                                            certificates can be paid if a payment default by the
                                            swap counterparty occurs.

ABILITY TO RESELL SERIES 2000-C             If you purchase Series 2000-C certificates, you may not
CERTIFICATES NOT ASSURED                    be able to sell them. There is currently no secondary
                                            market for the certificates. A secondary market for your
                                            certificates may not develop. If a secondary market does
                                            develop, it may not continue or it may not provide
                                            sufficient liquidity to allow you to resell all or a
                                            part of your certificates if you want to do so. The
                                            underwriters of the Class A certificates and the
                                            underwriters of the Class B certificates may assist in
                                            resales of the certificates, but they are not required
                                            to do so.

CREDIT ENHANCEMENT MAY NOT BE SUFFICIENT    Credit enhancement provided for your series of
TO PREVENT LOSS                             certificates is limited. The only sources of payment for
                                            your certificates are the assets of the trust allocated
                                            to your series. If problems develop with the
                                            receivables, such as an increase in losses on the
                                            receivables or if there are problems in the collection
                                            and transfer of the receivables to the trust, it is
                                            possible that you may not receive the full amount of
                                            interest and principal that you would otherwise receive.

                                            See "Description of the Certificates--Subordination,"
                                            "--Allocation Percentages," "--Reallocation of Cash
                                            Flows" and "--Allocation of Investor Default Amount" in
                                            this prospectus supplement.

CLASS B CERTIFICATES ARE SUBORDINATED TO    If you purchase a Class B certificate, your right to
THE CLASS A CERTIFICATES; TRUST ASSETS MAY  receive principal payments is subordinated to the
BE DIVERTED FROM CLASS B TO PAY CLASS A     payment in full of the Class A certificates. No
                                            principal will be paid to you until the full amount of
                                            principal has been paid or accumulated for payment on
                                            the Class A certificates.

                                            In addition, if Class A's share of collections of
                                            finance charge receivables and certain other amounts
                                            allocated to Series 2000-C, excess spread, excess
                                            finance charges and the collateral interest's share of
                                            principal collections are not sufficient to make all
                                            required payments for the Class A certificates,
                                            collections of principal receivables allocated to Class
                                            B may be diverted to Class A. If this occurs, the Class
                                            B invested amount and future allocations to Class B
                                            would be reduced.

                                            Also, if Class A's share of losses on the receivables
                                            exceeds the collections and credit enhancement available
                                            to cover those losses, and the collateral invested
                                            amount is reduced to zero, the Class B invested amount
                                            will be reduced to avoid reducing the Class A invested
                                            amount. If this occurs, the Class B invested amount and
                                            future allocations to Class B would be reduced.

                                            As a result of the subordination, you may receive
                                            payments of interest or principal later than you expect
                                            or you may not receive the full amount of expected
                                            principal and interest.

RATINGS CAN BE LOWERED OR WITHDRAWN AFTER   The ratings assigned to the Series 2000-C certificates
YOU PURCHASE YOUR CERTIFICATES AND THE      are based upon many factors, including the credit
MARKET VALUE OF YOUR CERTIFICATES MAY BE    quality of the receivables and the amount of credit
REDUCED                                     enhancement provided. The ratings are not a
                                            recommendation to purchase, hold or sell any of the
                                            Series 2000-C certificates. The ratings also are not
                                            intended and should not be relied upon to determine the
                                            marketability of the Series 2000-C certificates, the
                                            market value of the Series 2000-C certificates or
                                            whether the Series 2000-C certificates are a suitable
                                            investment for you.

                                            Any rating agency may lower its rating or withdraw its
                                            rating entirely if, in the sole judgment of the rating
                                            agency, the credit quality of the certificates has
                                            declined or is in question. If any rating assigned to
                                            your certificates is lowered or withdrawn, the market
                                            value of your certificates may be reduced.

                                  INTRODUCTION

     The following provisions of this prospectus supplement contain more detailed information concerning the asset-backed certificates offered hereby. The certificates will be issued by Fleet Credit Card Master Trust II (the "TRUST") pursuant to the terms of a Pooling and Servicing Agreement dated as of December 1, 1993. The Pooling and Servicing Agreement was amended and restated as of May 23, 1994 and has been amended four times since that date. The Pooling and Servicing Agreement, as amended, is in this prospectus supplement called the "MASTER POOLING AND SERVICING AGREEMENT." The Master Pooling and Servicing Agreement is between Fleet Bank (RI), National Association, as seller and servicer, and Bankers Trust Company, as trustee. Fleet Bank (RI), National Association (the "BANK"), in its capacity as seller under the Master Pooling and Servicing Agreement and the series supplement, is referred to as the seller, and, in its capacity as servicer, the bank is referred to as the servicer. The term "seller" also includes any additional sellers as described under the caption "Description of the Certificates--The Bank Certificate; Additional Sellers" in the accompanying prospectus. The term "servicer" also refers to any successor to the bank, as servicer.

     The bank is an indirect, wholly-owned subsidiary of FleetBoston Financial Corporation ("FLEET"). Fleet is the bank holding company which came into existence on October 1, 1999 as a result of the merger of Fleet Financial Group, Inc. and BankBoston Corporation. Prior to the merger of Fleet Financial Group, Inc. and the BankBoston Corporation, the bank was an indirect wholly-owned subsidiary of Fleet Financial Group, Inc. See "The Bank and FleetBoston Financial Corporation" in the accompanying prospectus.

     The trust will issue $529,750,000 of its Class A 7.02% Asset-Backed Certificates, Series 2000-C (the "CLASS A CERTIFICATES") and $48,750,000 of its Class B Floating Rate-Asset Backed Certificates, Series 2000-C (the "CLASS B CERTIFICATES"). There will also be created, as part of Series 2000-C, a third class of interests in the trust which shall be in the amount of $71,500,000 and be known as the Collateral Interest, Series 2000-C ("COLLATERAL INTEREST").

     The Class A Certificates and the Class B Certificates are, collectively, the "SERIES 2000-C CERTIFICATES." The registered holders of the Class A Certificates are referred to as the "CLASS A CERTIFICATEHOLDERS." The registered holders of the Class B Certificates are referred to as the "CLASS B CERTIFICATEHOLDERS." The registered holder of the Collateral Interest is the "COLLATERAL INTEREST HOLDER." The Class A Certificateholders and the Class B Certificateholders, together with the Collateral Interest Holder are, collectively, the "SERIES 2000-C HOLDERS." The Series 2000-C Certificates and the Collateral Interest are, collectively, the "SERIES 2000-C INTERESTS." The series in which the Series 2000-C Interests are issued is known as "SERIES 2000-C." The closing date on which the Series 2000-C Interests will be issued is expected to be August 25, 2000.

     The Series 2000-C Interests will be issued pursuant to the Master Pooling and Servicing Agreement and a series supplement designated as the Series 2000-C Supplement. The Master Pooling and Servicing Agreement together with the series supplement is, in this prospectus supplement, the "POOLING AND SERVICING AGREEMENT."

     Series 2000-C will be the twenty-fifth series issued by the trust. Of these series, sixteen, including Series 2000-C, will be outstanding on the closing date. Series 2000-C will be the sixteenth series outstanding included in the group of series issued by the trust from time to time and designated as Group One. See Annex I. Annex I is hereby incorporated into this prospectus supplement by reference. Additional series are expected to be issued from time to time by the trust.

     The certificates offered by this prospectus supplement and the accompanying prospectus are investment grade asset-backed securities within the meaning of the Securities Act of 1933, as amended, and the rules promulgated under it.

                       THE BANK'S CREDIT CARD ACTIVITIES

GENERAL

     The bank was the survivor of a merger on November 14, 1997 between the bank and Fleet Bank (Delaware), National Association. The bank's credit card portfolio at that time consisted of credit card accounts originated or acquired by the bank or its predecessor. As discussed in the accompanying prospectus under the caption "Transfer and Assignment" and "The Bank's Credit Card Activities," on February 20, 1998, Advanta National Bank transferred to the bank the ownership interest in substantially all of the accounts in the Advanta consumer credit card portfolio. The bank's credit card portfolio existing at the time of the transfer plus the consumer credit card portfolio acquired from Advanta National Bank plus new originations or acquisitions made since February 20, 1998 constitute the "FLEET CREDIT CARD PORTFOLIO."

     Accounts have been designated for inclusion in the trust from time to time as set forth in Annex II. Annex II is hereby incorporated into this prospectus supplement by reference.

     The bank is a member of VISA U.S.A., Inc. and MasterCard International.

FINANCE CHARGES

     The majority of the accounts in the Fleet Credit Card Portfolio are subject to finance charges at London interbank offered rate indexed variable rates ranging from 2.9% to 26.9% for purchases, balance transfers and cash advances. There is also a portion of the portfolio subject to finance charges set at a fixed rate for purchases only. For more information, see "The Bank's Credit Card Activities--Billing and Payments" in the accompanying prospectus.

DELINQUENCY AND LOSS EXPERIENCE

     The following tables show the delinquency and loss experience for the Fleet Credit Card Portfolio beginning on February 20, 1998. Information prior to February 20, 1998 is shown pro forma as if the bank had purchased the Advanta consumer credit card portfolio as of the beginning of 1997.

     The trust portfolio is made up of the accounts which have been designated to the trust and the receivables in these accounts as of any date of determination. In each case, the accounts designated to the trust must be Eligible Accounts. See "Description of the Certificates--Representations, Warranties and Covenants" and "--Addition of Accounts" in the accompanying prospectus. See also "The Receivables" in this prospectus supplement.

     The trust portfolio is only a portion of the Fleet Credit Card Portfolio; therefore, actual delinquency and gross charge-off experience for the receivables in the trust may be different from that shown in the following tables which include information for the entire Fleet Credit Card Portfolio.

     There can be no assurance that the delinquency and loss experience for the receivables in the trust will be similar to the historical experience shown in the following tables.

                             DELINQUENCY EXPERIENCE
                          FLEET CREDIT CARD PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                        AS OF JUNE 30,               AS OF DECEMBER 31,
                                        --------------    -----------------------------------------
                                             2000            1999           1998           1997
                                        --------------    -----------    -----------    -----------
Receivables Outstanding(1)(2).........   $13,648,882      $14,278,212    $14,524,541    $13,937,589
Receivables Contractually Delinquent
  as a Percentage of Receivables
  Outstanding(1):
  30-59 days..........................         1.49%            1.44%          1.58%          1.77%
  60-89 days..........................         0.95%            1.09%          1.07%          1.13%
  90 or more days.....................         1.99%            2.35%          2.29%          2.39%
                                         -----------      -----------    -----------    -----------
Total.................................         4.43%            4.88%          4.94%          5.29%
                                         ===========      ===========    ===========    ===========

------------
(1) Information prior to February 20, 1998 is shown pro forma as if the bank had purchased the Advanta consumer credit card portfolio as of the beginning of 1997. Receivables Outstanding and Receivables Contractually Delinquent related to the credit card portfolio acquired by Fleet Financial Group, Inc. as a result of the purchase of NatWest Bank, N.A. are included beginning in June, 1997. Receivables Outstanding and Receivables Contractually Delinquent related to the credit card portfolio acquired by Fleet as a result of the merger of Fleet Financial Group, Inc. and BankBoston Corporation are included as of March 31, 2000. Receivables acquired as a result of the merger with BankBoston Corporation represented approximately 2% of the Fleet Credit Card Portfolio as of June 30, 2000.

(2) Receivables Outstanding consists of all amounts due from cardholders as posted to the accounts.

                                LOSS EXPERIENCE
                          FLEET CREDIT CARD PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                      AS OF JUNE 30,              YEAR ENDED DECEMBER 31,
                                      --------------    -------------------------------------------
                                           2000            1999            1998            1997
                                      --------------    -----------     -----------     -----------
Average Receivables
  Outstanding(1)(2).................   $14,256,574      $13,065,414     $14,380,316     $13,950,913
Gross Losses(1)(3)..................   $   462,478      $   967,611     $ 1,034,996     $ 1,052,527
Recoveries(1).......................   $    38,951      $    75,883     $    91,664     $    84,439
Net Losses..........................   $   423,527      $   891,728     $   943,332     $   968,088
Net Losses as a Percentage of
  Average Receivables Outstanding...         5.94%(5)         6.83%(4)        6.56%(4)        6.94%

------------
(1) Information prior to February 20, 1998 is shown pro forma as if the bank had purchased the Advanta consumer credit card portfolio as of the beginning of 1997. Average Receivables Outstanding, Gross Losses and Recoveries related to the credit card portfolio acquired by Fleet Financial Group, Inc. as a result of the purchase of NatWest Bank, N.A. are included beginning in June, 1997. Average Receivables Outstanding, Gross Losses and Recoveries related to the credit card portfolio acquired by Fleet as a result of the merger of Fleet Financial Group, Inc. and BankBoston Corporation are included as of March 31, 2000. Receivables acquired as a result of the merger with BankBoston Corporation represented approximately 2% of the Fleet Credit Card Portfolio as of June 30, 2000.

(2) Average Receivables Outstanding is the sum of receivables outstanding at the beginning and end of each month during the period indicated, divided by twice the number of months in the period indicated.

(3) Gross Losses are presented net of adjustments made pursuant to the bank's normal servicing procedures, including removal of incorrect or disputed finance charges and reversal of annual cardholder fees on cardholder accounts which have been closed. Losses do not include accrued finance charges that have been charged-off or fraud losses.

(4) As, of October 1, 1998, the bank implemented a revised policy relating to the charge-off of bankrupt credit card accounts and the charge-off of delinquent accounts. See "The Bank's Credit Card Activities--Delinquencies" in the accompanying prospectus.

(5) Annualized

INTERCHANGE

     In respect of interchange attributed to the cardholder charges for merchandise and services in those accounts included in the trust, the bank is required to transfer to the trust each month prior to the distribution date an amount equal to one-twelfth of 1.25% of the outstanding balance of the principal receivables allocable to Series 2000-C at the end of the preceding month.

LITIGATION

     On January 22, 1999, Fleet Financial Group, Inc. (the predecessor to FleetBoston Financial Corporation), Fleet National Bank, Fleet Bank (RI), National Association, Fleet Credit Card Services, L.P. and Fleet Credit Card Holdings, Inc. brought suit against Advanta Corp., and certain of its subsidiaries. The action arose out of a February 1998 transaction in which Fleet Financial Group, Inc. and Fleet Credit Card LLC, the predecessor in interest to Fleet Credit Card Services, L.P., acquired most of the consumer credit card business of Advanta National Bank. The Advanta entities answered the Fleet entities' complaint, denying the principal allegations and asserting a variety of counterclaims.

     The litigation is presently in the discovery process. Due to the nature of the Advanta entities' pleadings, the discovery that has occurred to date concerning the Advanta entities' claims, and the general unpredictability of the litigation process, it is impossible, at this time, to predict the ultimate outcome of the litigation. However, the Fleet entities' intend to vigorously pursue their claims and contest the claims asserted by the Advanta entities. Fleet does not expect this action to have any material adverse impact on its business.

                                THE RECEIVABLES

     The receivables in the initial accounts designated to the trust were conveyed to the trust on December 3, 1993. Since that date, accounts have been added to the trust from time to time as set forth in Annex II. The additional accounts were selected from the Advanta consumer credit card portfolio prior to February 20, 1998, and from the Fleet Credit Card Portfolio on and after February 20, 1998.

     The bank has broad discretion in selecting accounts that will be designated as additional accounts; however, each additional account must, as of the relevant cut-off date for those accounts, qualify as an Eligible Account. In order to be an Eligible Account, each account must on the relevant cut-off date, among other things, be in existence and maintained by the bank, have a cardholder with a billing address in the United States, its territories or possessions or a military address, and, except under limited circumstances, not be an account the credit card or cards for which have been reported as having been lost or stolen. See "Description of the Certificates--Representations, Warranties and Covenants" in the accompanying prospectus.

     Cardholders whose accounts are included in the Fleet Credit Card Portfolio have billing addresses in all 50 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands and certain foreign countries. As noted above, Eligible Accounts must, as of the relevant cut-off date, have a billing address in the United States, its territories or possessions or a military address. As of July 31, 2000, 99.9% of the accounts designated to the trust and 99.9% of the receivables in the trust had billing addresses in one of the 50 states or the District of Columbia.

     Pursuant to the Pooling and Servicing Agreement, the seller may be obligated to designate additional accounts to the trust and to convey all receivables of these additional accounts to the trust. Also, the seller may in its discretion, from time to time, designate additional accounts to the trust. In each case, all of the receivables in the designated accounts are conveyed to the trust whether these receivables are then existing or are subsequently created. See "Description of the Certificates--General" and "--Addition of Accounts" in the accompanying prospectus. As of the relevant cut-off date and on the date any new receivables are created, the seller represents and warrants that the receivables in the accounts are Eligible Receivables.

See "Description of Certificates--Representations, Warranties and Covenants" in the accompanying prospectus.

     As of the date of this prospectus supplement, the accounts from which the receivables in the trust arise are the existing MasterCard and VISA accounts. However, any new accounts designated to the trust are not required to be MasterCard and VISA accounts.

     The receivables in the trust, including receivables in additional accounts the receivables of which have been or are expected to be conveyed to the trust during the period from July 31, 2000 through the date of issuance of the Series 2000-C certificates, as of July 31, 2000, totaled $11,876,713,933 in 7,059,855 accounts. The accounts had an average credit limit of $7,139. The percentage of the aggregate total receivables balance to the aggregate total credit limit was 23.6%. The average age of the accounts designated to the trust was approximately
44.8 months.

     The receivables balance in the trust as of July 31, 2000 (not including receivables to be added to the trust thereafter) totaled $11,190,752,134. The receivables balance in the trust as of August 15, 2000 totaled $11,702,201,063. As of August 15, 2000 the balance of receivables in the trust which were 30 days or more contractually delinquent was $468,506,333.

     The following tables summarize the trust portfolio, by various criteria as of the close of business on July 31, 2000 including receivables in additional accounts the receivables of which have been or are expected to be conveyed to the trust during the period from July 31, 2000 through the date of issuance of the Series 2000-C certificates. Because the future composition of the trust portfolio may change over time, these tables are not necessarily indicative of future results.

                         COMPOSITION BY ACCOUNT BALANCE
                                TRUST PORTFOLIO

                                                        PERCENTAGE
                                                         OF TOTAL                        PERCENTAGE
                                           NUMBER OF    NUMBER OF                         OF TOTAL
ACCOUNT BALANCE RANGE                      ACCOUNTS      ACCOUNTS       RECEIVABLES      RECEIVABLES
---------------------                      ---------    ----------    ---------------    -----------
Credit balance...........................    138,949        2.0%      $   (10,997,369)       (0.1)%
$0.00....................................  3,092,627       43.8                     0         0.0
$0.01 to $1,000.00.......................  1,215,775       17.2           388,377,188         3.3
$1,000.01 to $2,500.00...................    716,601       10.2         1,230,207,452        10.3
$2,500.01 to $5,000.00...................  1,003,571       14.2         3,715,845,598        31.3
$5,000.01 to $7,500.00...................    546,608        7.7         3,339,061,466        28.1
Over $7,500.00...........................    345,724        4.9         3,214,219,597        27.1
                                           ---------      -----       ---------------      ------
Total....................................  7,059,855      100.0%      $11,876,713,933       100.0%
                                           =========      =====       ===============      ======

                          COMPOSITION BY CREDIT LIMIT
                                TRUST PORTFOLIO

                                                        PERCENTAGE
                                                         OF TOTAL                        PERCENTAGE
                                           NUMBER OF    NUMBER OF                         OF TOTAL
CREDIT LIMIT BALANCE                       ACCOUNTS      ACCOUNTS       RECEIVABLES      RECEIVABLES
--------------------                       ---------    ----------    ---------------    -----------
$0.00 to $1,000.00.......................     67,272        1.0%      $     4,039,664         0.0%
$1,000.01 to $2,500.00...................    369,992        5.2           273,193,377         2.3
$2,500.01 to $5,000.00...................  1,696,272       24.0         1,988,790,471        16.8
$5,000.01 to $7,500.00...................  2,072,142       29.4         2,946,488,285        24.8
Over $7,500.00...........................  2,854,177       40.4         6,664,202,136        56.1
                                           ---------      -----       ---------------       -----
Total....................................  7,059,855      100.0%      $11,876,713,933       100.0%
                                           =========      =====       ===============       =====

                      COMPOSITION BY PERIOD OF DELINQUENCY
                                TRUST PORTFOLIO

                                                        PERCENTAGE
                                                         OF TOTAL                        PERCENTAGE
PERIOD OF DELINQUENCY                      NUMBER OF    NUMBER OF                         OF TOTAL
(DAYS CONTRACTUALLY DELINQUENT)            ACCOUNTS      ACCOUNTS       RECEIVABLES      RECEIVABLES
-------------------------------            ---------    ----------    ---------------    -----------
Not Delinquent...........................  6,832,722       96.8%      $10,903,018,982        91.8%
1 to 29 days.............................    127,066        1.8           493,616,443         4.2
30 to 59 days............................     35,403        0.5           155,895,939         1.3
60 to 89 days............................     23,598        0.3           111,268,266         0.9
90 to 119 days...........................     15,661        0.2            76,532,190         0.7
120 to 149 days..........................     11,659        0.2            60,190,546         0.5
150 to 179 days..........................      9,886        0.1            52,392,895         0.4
180 or more..............................      3,860        0.1            23,798,672         0.2
                                           ---------      -----       ---------------       -----
Total....................................  7,059,855      100.0%      $11,876,713,933       100.0%
                                           =========      =====       ===============       =====

                           COMPOSITION BY ACCOUNT AGE
                                TRUST PORTFOLIO

                                                        PERCENTAGE
                                                         OF TOTAL                        PERCENTAGE
                                           NUMBER OF    NUMBER OF                         OF TOTAL
AGE (IN MONTHS)                            ACCOUNTS      ACCOUNTS       RECEIVABLES      RECEIVABLES
---------------                            ---------    ----------    ---------------    -----------
Not more than 6 Months...................    587,337        8.3%      $ 1,750,413,570        14.7%
Over 6 to 12 Months......................    943,233       13.4         2,175,605,559        18.3
Over 12 to 24 Months.....................  1,078,941       15.3         1,772,997,414        14.9
Over 24 to 36 Months.....................  1,601,057       22.7         1,660,984,265        14.0
Over 36 to 48 Months.....................    439,549        6.2           579,061,932         4.9
Over 48 to 60 Months.....................    711,104       10.1         1,123,585,810         9.5
Over 60 to 84 Months.....................    891,749       12.6         1,504,517,246        12.7
Over 84 Months...........................    806,885       11.4         1,309,548,133        11.0
                                           ---------      -----       ---------------       -----
Total....................................  7,059,855      100.0%      $11,876,713,933       100.0%
                                           =========      =====       ===============       =====

              GEOGRAPHIC DISTRIBUTION OF ACCOUNTS AND RECEIVABLES
                               TRUST PORTFOLIO(1)

                                                        PERCENTAGE
                                                         OF TOTAL                        PERCENTAGE
                                           NUMBER OF    NUMBER OF                         OF TOTAL
STATE                                      ACCOUNTS      ACCOUNTS       RECEIVABLES      RECEIVABLES
-----                                      ---------    ----------    ---------------    -----------
California...............................    888,585       12.6%      $ 1,429,639,674        12.0%
New York.................................    634,477        9.0         1,016,207,614         8.6
Texas....................................    460,796        6.5           824,775,220         6.9
Florida..................................    435,874        6.2           758,116,030         6.4
Pennsylvania.............................    310,575        4.4           492,958,382         4.1
Ohio.....................................    264,699        3.7           456,940,209         3.8
Massachusetts............................    286,877        4.1           448,539,944         3.8
Illinois.................................    271,766        3.8           439,159,089         3.7
New Jersey...............................    282,155        4.0           434,811,105         3.7
Michigan.................................    216,814        3.1           374,538,771         3.2
Others(2)................................  3,007,437       42.6         5,201,027,895        43.8
                                           ---------      -----       ---------------       -----
Total....................................  7,059,855      100.0%      $11,876,713,933       100.0%
                                           =========      =====       ===============       =====

---------------
(1) All data as of July 31, 2000 including receivables then in the trust and receivables in additional accounts to be added thereafter through the date of issuance of the Series 2000-C certificates.

(2) No state or other jurisdiction in this category represented more than 3% of the total number of accounts or more than 3% of the receivables.

                              MATURITY ASSUMPTIONS

     The Pooling and Servicing Agreement provides that, unless a Pay Out Event occurs, the Class A Certificateholders will not receive payments of principal until the August 2005 distribution date (the "CLASS A EXPECTED FINAL DISTRIBUTION DATE"). The bank expects that the full principal amount of the Class A Certificates will be paid on the Class A Expected Final Distribution Date. However, if a Pay Out Event occurs, principal payments may begin prior to that date.

     The Pooling and Servicing Agreement also provides that the Class B Certificateholders will not receive payments of principal until the August 2005 distribution date (the "CLASS B EXPECTED FINAL DISTRIBUTION DATE"). The bank expects that the full principal amount of the Class B Certificates will be paid on the Class B Expected Final Distribution Date. However, if a Pay Out Event occurs, principal payments may begin prior to that date.

     No principal payments will be made to the Class B Certificateholders unless the Class A Investor Amount is either paid in full or the full amount is on deposit in the principal funding account.

     Series 2000-C will have a period of time called the "ACCUMULATION PERIOD" when monthly deposits are made into the principal funding account. During the accumulation period, amounts deposited in the principal funding account will accumulate in an amount calculated to be sufficient to pay the Class A Certificates on the Class A Expected Final Distribution Date and to pay the Class B Certificates on the Class B Expected Final Distribution Date. Unless and until a Pay Out Event occurs, on each distribution date for the accumulation period, monthly deposits of principal will be made into the principal funding account in an amount equal to the least of:

          (a) Available Investor Principal Collections;

          (b) the sum of:

             (1) the Controlled Accumulation Amount for that distribution date;
                 and

             (2) any Deficit Controlled Accumulation Amount for the immediately preceding distribution date; or

          (c) the Invested Amount.

     It is anticipated that a single principal payment will be made to Class A Certificateholders in an amount equal to the Class A Investor Amount on the Class A Expected Final Distribution Date and that a single principal payment will also be made to Class B Certificateholders in an amount equal to the Class B Investor Amount on the Class B Expected Final Distribution Date. However, payment rates vary and we cannot assure you that Available Investor Principal Collections will always be sufficient to make required payments to the principal funding account or to make payments on your certificates when you expect.

     On the other hand, the occurrence of a Pay Out Event may result in principal being paid to you earlier than expected.

     Pay Out Events which apply to all series are described in the accompanying prospectus. See "Description of the Certificates--Trust Pay Out Events" in the accompanying Prospectus.

     Series Pay Out Events for Series 2000-C are described in this prospectus supplement under the caption "Description of the Certificates--Pay Out Events."

     There can be no assurance that a Pay Out Event will not occur. See "Description of the Certificates--Pay Out Events" in this Prospectus Supplement.

     Upon the occurrence of a Pay Out Event which applies to Series 2000-C or to all series, a "RAPID ACCUMULATION PERIOD" or a "RAPID AMORTIZATION PERIOD" will begin. A rapid accumulation period is a period which begins following the occurrence of a Pay Out Event that is not a Trust Pay Out Event, provided the Pay Out Event occurs before the Class A Expected Final Distribution Date, before the termination of the Interest Rate Swap and before the occurrence of any Interest Reserve Account Event. See "Description of the Certificates--Interest Rate Swap" in this prospectus supplement. A rapid accumulation period may begin during the revolving period or the accumulation period.

     During the rapid accumulation period, on each distribution date until the full amount of the Class A Investor Amount is in the principal funding account or until the rapid accumulation period ends, all Available Investor Principal Collections for the related monthly period will be deposited into the principal funding account. Amounts in the principal funding account will be held and used to pay principal on the Class A Certificates on the earlier of the Class A Expected Final Distribution Date or the first distribution date after the beginning of the rapid amortization period.

     During the rapid accumulation period, if the amount on deposit in the principal funding account equals the full amount of the Class A Investor Amount, remaining Available Investor Principal Collections will be paid to the Class B Certificateholders on each distribution date until the earlier of the date on which the Class B Certificates have been paid in full and the Series 2000-C Termination Date.

     A rapid accumulation period, once begun, will end when either of the following occurs:

     -- a rapid amortization period begins; or

     -- the Class A Expected Final Distribution Date occurs.

     A rapid amortization period will begin, during the revolving period, the accumulation period or the rapid accumulation period upon (i) the occurrence of any Pay Out Event which occurs (a) after the Class A Expected Final Distribution Date, or (b) after the termination of the Interest Rate Swap or (c) after the occurrence of an Interest Reserve Account Event or (ii) the occurrence of a Trust Pay Out Event. The rapid amortization period, if it begins, will end on the earlier of:

          (a) the payment in full of the Class A Investor Amount, the Class B Investor Amount and the Collateral Invested Amount; and

          (b) the Series 2000-C Termination Date.

     During the rapid amortization period, first the Class A Certificateholders and then, following the payment in full of the Class A Investor Amount, the Class B Certificateholders will be entitled to receive monthly payments of principal. The monthly payments will be equal to the Available Investor Principal Collections received by the trust during the related monthly period, plus the principal amount on deposit in the principal funding account, until the Class A Investor Amount or Class B Investor Amount, as applicable, is paid in full.

     Allocations of collections of principal receivables will be made to Series 2000-C based on the Principal Allocation Percentage. See "Description of the Certificates--Allocation Percentages" in this Prospectus Supplement.

     The following table shows the highest and lowest cardholder monthly payment rates and the average of the cardholder monthly payment rates for the Fleet Credit Card Portfolio. Information prior to February 20, 1998 is pro forma as if the bank had purchased the Advanta consumer credit card portfolio as of the beginning of 1997. The rates are calculated as a percentage of the total opening monthly account balances during the periods shown. Payments shown in the table include amounts which would be deemed payments of principal receivables and finance charge receivables on the accounts.

                             MONTHLY PAYMENT RATES
                         FLEET CREDIT CARD PORTFOLIO(1)

                                                                          YEAR ENDED DECEMBER 31,
                                                  SIX MONTHS ENDED     -----------------------------
                                                    JUNE 30, 2000       1999       1998       1997
                                                  -----------------    -------    -------    -------
Lowest..........................................       11.35%           11.20%     10.84%      9.93%
Highest.........................................       12.67%           13.64%     12.36%     12.29%
Monthly Average.................................       12.07%           12.06%     11.57%     11.09%

---------------
(1) Information prior to February 20, 1998 is shown pro forma as if the bank had purchased the Advanta consumer credit card portfolio as of the beginning of 1997. Collections related to the credit card portfolio acquired by Fleet Financial Group, Inc. as a result of the purchase of NatWest Bank, N.A. are included beginning in June, 1997. Collections related to the credit card portfolio acquired by Fleet as a result of the merger of Fleet Financial Group, Inc. and BankBoston Corporation are included as of March 31, 2000. Receivables acquired as a result of the merger with BankBoston Corporation represented approximately 2% of the Fleet Credit Card Portfolio as of June 30, 2000.

     The amount of collections on receivables from the trust may vary from month to month due to seasonal variations, general economic conditions, changes in tax law and payment habits of individual cardholders. There can be no assurance that collections of principal receivables from the trust portfolio, and thus the rate at which you can expect to accumulate or receive payments of principal on your certificates during the accumulation period, the rapid accumulation period or the rapid amortization period, will be similar to the historical experience set forth above. In addition, the ability to pay the Class A Investor Amount or the Class B Investor Amount on the Class A Expected Final Distribution Date and the Class B Expected Final Distribution Date, respectively, may be dependent upon the availability of Shared Principal Collections.

     Since the trust, as a master trust, may issue additional series from time to time, there can be no assurance that the issuance of additional series or the terms of any additional series might not have an impact on the timing of payments made to you. Further, if a Pay Out Event occurs, the average life and maturity of the Series 2000-C Certificates could be significantly reduced.

                        RECEIVABLE YIELD CONSIDERATIONS

     The following table provides yield information for the six months ended June 30, 2000 and each of the years ended December 31, 1999, 1998 and 1997. Information prior to February 20, 1998 is shown pro forma as if the bank had purchased the Advanta consumer credit card portfolio as of the beginning of 1997.

     The historical yield figures in the table are calculated on an accrual basis. Collections on the receivables in the trust will be on a cash basis and may not reflect the historical yield experience in the table. For example, during periods of increasing delinquencies accrual yields may exceed cash yields as amounts collected on credit card receivables lag behind amounts accrued and billed to cardholders. Conversely, as delinquencies decrease, cash yields may exceed accrual yields as amounts collected in a current period may include amounts accrued during prior periods. Yield on both an accrual and a cash basis will be affected by numerous factors, including the finance charges on the receivables in the trust, the amount of the annual cardholder fees and other fees and charges, changes in the delinquency rate on the receivables in the trust, the percentage of cardholders who pay their balances in full each month and do not incur finance charges and any restrictions which may be imposed by future legislation or regulations. There can be no assurance that the revenue from finance charges and fees for the receivables in the trust will be similar to the historical experience set forth below. See "Risk Factors" in the accompanying Prospectus.

                     REVENUE FROM FINANCE CHARGES AND FEES
                          FLEET CREDIT CARD PORTFOLIO

                                                   SIX MONTHS
                                                     ENDED          YEAR ENDED DECEMBER 31,
                                                    JUNE 30,     ------------------------------
                                                      2000        1999        1998        1997
                                                   ----------    ------      ------      ------
Average Monthly Accrued Fees and
  Charges(2)(3)(4)...............................    $42.96      $42.76(6)   $36.07(1)   $36.99(1)
Average Account Balance(2)(5)....................    $2,851      $2,699      $2,798      $2,783
Yield From Fees and Charges(3)(4)................     18.08%      19.01%(6)   15.47%(1)   15.95%(1)

---------------
(1) The amounts shown for the years ended December 31, 1998 and 1997 do not include revenue attributed to interchange.

(2) Information prior to February 20, 1998 is shown pro forma as if the bank had purchased the Advanta consumer credit card portfolio as of the beginning of 1997. Fees, charges and account balances related to the credit card portfolio acquired by Fleet Financial Group, Inc. as a result of the purchase of NatWest Bank, N.A. are included beginning in June, 1997. Fees, charges and account balances related to the credit card portfolio acquired by Fleet as a result of the merger of Fleet Financial Group, Inc. and BankBoston Corporation are included as of March 31, 2000. Receivables acquired as a result of the merger with BankBoston Corporation represented approximately 2% of the Fleet Credit Card Portfolio as of June 30, 2000.

(3) Fees and Charges for each of the years ended December 31, 1997, 1998 and 1999 are comprised of finance charges, annual cardholder fees and certain other service charges. Fees and Charges for the year ended December 31, 1999 are comprised of finance charges, annual cardholder fees and all other service charges plus revenue attributed to Interchange.

(4) Average Monthly Accrued Fees and Charges and Yield from Fees and Charges are presented net of adjustments made pursuant to normal servicing procedures, including removal of incorrect or disputed finance charges and reversal of finance charges accrued on charged-off accounts.

(5) Average Account Balance includes purchases, cash advances and billed and unpaid finance and other charges, and is calculated based on the average of the opening monthly account balances for accounts with balances during the periods shown.

(6) Beginning January 1, 1999 revenue from interchange and fees not previously included have been included in fees and charges and in calculating the yield from fees and charges. For the six months ended June 30, 2000 and the year ended December 31, 1999, if fees and charges had not included revenue attributed to interchange and the additional fees, the average monthly accrued fees and charges would have been $36.90 and $36.84, respectively, and the yield from fees and charges would have been 15.53% and 16.38%, respectively.

     The yields shown in the above table are comprised of three components: finance charges, annual cardholder fees and other service charges, such as late charges. In addition, for the year ended December 31, 1999 the yield includes interchange and fees not previously included. The yield related to annual cardholder fees, on those accounts that assess annual fees, and other service charges varies with the type and volume of activity in and the balance of each account. The bank currently assesses annual cardholder fees of $10 to $50 for some of its credit card accounts. Most accounts included in the Fleet Credit Card Portfolio and originated since March 1987 do not carry an annual cardholder fee. See "The Bank's Credit Card Activities" in the accompanying Prospectus. As account balances increase, an annual cardholder fee, which remains constant, represents a smaller percentage of the aggregate account balance.

     The increase in yields demonstrated in the above table from December 31, 1998 to December 31, 1999 is the result of several changes implemented by the bank. As of January 1, 1999, the bank, in calculating fees and charges has included interchange and service charges not previously included. Other factors affecting the increase include the bank's continued use of risk based repricing.

                        DESCRIPTION OF THE CERTIFICATES

     The following summary, together with information contained elsewhere in this Prospectus Supplement and the Prospectus, describes the material terms of the certificates contained in the Pooling and Servicing Agreement. The following summary is qualified in its entirety by reference to the Pooling and Servicing Agreement.

GENERAL

     The Series 2000-C Certificates and the Collateral Interest will represent undivided interests in the assets of the Fleet Credit Card Master Trust II. See "--Allocation Percentages" in this Prospectus Supplement. The rights represented by the Series 2000-C Certificates and the Collateral Interest include the right to a percentage of the collections of the receivables in the trust. The percentage used to allocate collections to Series 2000-C is the "SERIES PERCENTAGE." When allocating finance charge receivables and defaulted receivables, the Series Percentage is the Floating Allocation Percentage. When allocating principal receivables, the Series Percentage is the Principal Allocation Percentage.

     For any monthly period, the portion of the principal receivables and any amounts in the excess funding account represented by the Series 2000-C Certificates and the Collateral Interest will be equal to:

     - $650,000,000, which will be the "INITIAL INVESTED AMOUNT" of the certificates and the Collateral Interest on the date of issuance of Series 2000-C; minus

     - the principal amount on deposit in the principal funding account; minus

     - the amount of principal payments paid to the certificateholders and the Collateral Interest Holder; and minus

     - any unreimbursed reductions in the Invested Amount.

See "Description of the Certificates--Defaulted Receivables; Rebates and Fraudulent Charges" in the accompanying Prospectus and "Description of the Certificates--Allocation of Investor Default Amount" in this Prospectus Supplement.

     Each Series 2000-C Certificate represents the right to receive monthly payments of interest at the Class A Certificate Rate or Class B Certificate Rate, as applicable, from:

     - collections of finance charge receivables and, for Class A Certificates only, net swap receipts;

     - amounts withdrawn from the reserve account, the swap reserve fund or the interest reserve account; provided, that amounts withdrawn from the reserve account, the swap reserve fund or the interest reserve account will be available only to the Class A Certificates; and

     - reallocated principal collections.

     The Series 2000-C Certificates also represent the right to deposits or payments of principal during the accumulation period, rapid accumulation period or the rapid amortization period. Deposits to the principal funding account to be used to pay principal on the Class A Certificates and the Class B Certificates or amounts otherwise used to pay principal on the Class A Certificates or the Class B Certificates will be funded from Available Investor Principal Collections. During the accumulation period, Available Investor Principal Collections will include collections of principal receivables otherwise allocable to other series, but which are not needed by the other series.

     The seller holds the interest in the principal receivables and the amounts in the excess funding account not represented by the Series 2000-C Certificates, the Collateral Interest or the certificates and uncertificated interests represented by other series. The interest held by the seller is the "SELLERS' INTEREST." The sellers' interest includes an undivided interest in the assets of the trust including the right to a percentage of collections of receivables. The seller percentage of receivables is 100% minus both the Series Percentage for Series 2000-C and the series percentages for all other series.

     During the Revolving Period, the Invested Amount will remain constant except in limited circumstances. See "Description of the Certificates--Defaulted Receivables; Rebates and Fraudulent Charges" in the accompanying prospectus and "Description of the Certificates--Allocation of Investor Default Amount" in this prospectus supplement. The amount of principal receivables, however, will vary each day as new principal receivables are created and others are paid. The "SELLER AMOUNT," being the amount of principal receivables and amounts in the excess funding account not represented by the investor certificates of any series, will fluctuate daily to reflect the changes in the amount of the principal receivables. During the accumulation period, the rapid accumulation period or the rapid amortization period, the Invested Amount will decline for each monthly period as cardholder payments of principal receivables are collected and deposited in the principal funding account or paid to the certificateholders or the Collateral Interest Holder.

     The interest of the certificateholders in the trust will terminate following the "SERIES 2000-C TERMINATION DATE," which is the earliest of:

     - the day after the distribution date on which the Investor Amount is paid in full;

     - the February 2008 distribution date; and

     - the termination of the trust.

All principal and interest on your certificates will be due and payable no later than the Series 2000-C Termination Date. See "Description of the
Certificates--Final Payment of Principal and Interest; Termination" in the accompanying prospectus.

REGISTRATION OF CERTIFICATES

     The certificates initially will be represented by certificates registered in the name of Cede & Co., as the nominee of The Depository Trust Company. No person acquiring a beneficial interest in the certificates--called a "CERTIFICATE OWNER"--will be entitled to receive a "DEFINITIVE CERTIFICATE" representing the person's interest, except in the event that definitive certificates are issued to certificate owners under the limited circumstances described in the prospectus. Investor certificateholders may elect to hold their investor certificates through The Depository Trust Company, in the United States or Clearstream Banking or Euroclear, in Europe. See "Description of the Certificates--Definitive Certificates" in the accompanying prospectus.

INTEREST PAYMENTS

     Interest will accrue on the certificates at the applicable Class A Certificate Rate or Class B Certificate Rate from the date of the initial issuance of the certificates. Interest payments on the certificates will be made on distribution dates. The "DISTRIBUTION DATES" will be October 16, 2000 and the 15th day of each month, or if the 15th day is not a business day, on the next succeeding business day.

     Interest payments on the certificates on any distribution date will be calculated on the outstanding principal amount of the Class A Certificates or the Class B Certificates, as applicable, as of the preceding record date or, in the case of the first distribution date, as of the date of issuance of Series 2000-C. Interest payments will be based upon the applicable certificate rate for the related interest period. Class A Monthly Interest and Class B Monthly Interest due but not paid on any distribution date will be payable on the next succeeding distribution date together with additional interest on the due and unpaid amount at the Class A Certificate Rate or Class B Certificate Rate, as applicable, plus 2.0%.

     Interest on the Class A Certificates will be calculated on the basis of a 360-day year of twelve months having 30 days in each month. Interest on the Class B Certificates will be calculated on the basis of the actual number of days in the related interest period and a 360-day year.

     The Class A Certificates will bear interest at the rate of 7.02% per annum (the "CLASS A CERTIFICATE RATE"). For the Class A Certificates, the interest for the October 16, 2000 distribution date will equal $5,165,063.

     The Class B Certificates will bear interest at the rate of 0.39% per annum above LIBOR for a period of the Designated Maturity determined as set forth below (the "CLASS B CERTIFICATE RATE").

     The "INTEREST PERIOD" for any distribution date will be the period from the previous distribution date through the day preceding that distribution date, except that the initial interest period will be the period from the date of issuance of Series 2000-C through October 15, 2000, the day preceding the initial distribution date.

     The term "BUSINESS DAY" means (a) any day other than a Saturday, Sunday or day on which banking institutions in New York, New York, Providence, Rhode Island or any other state where the principal executive offices of the bank or any additional seller or the trustee are located, are authorized or obligated by law, executive order or governmental decree to be closed or (b) for purposes of determining LIBOR, a day on which dealings in United States dollars are transacted in the London interbank market.

     The "MONTHLY PERIOD" for any distribution date will be the immediately preceding calendar month, except for the initial monthly period, which will begin on the date of issuance of Series 2000-C and end on September 30, 2000.

     The "RECORD DATE" for any distribution date will be the last business day of the month preceding that distribution date.

     The trustee will determine LIBOR on August 23, 2000 for the period from the date of issuance of Series 2000-C through October 15, 2000, and for each future interest period, on the second business day prior to the distribution date on which the interest period begins (each a "LIBOR DETERMINATION DATE") commencing with the October 2000 distribution date. The determination of LIBOR by the trustee and the trustee's subsequent calculation of the applicable certificate rate for the relevant interest periods shall, in the absence of manifest error, be final and binding on each certificateholder.

     "LIBOR" means, as of any LIBOR determination date, the rate for deposits in United States dollars for a period of the Designated Maturity which appears on Telerate Page 3750 as of 11:00 a.m., London time on that date. If the rate does not appear on Telerate Page 3750, the rate for that LIBOR determination date will be determined on the basis of the rates at which deposits in United States dollars are offered by the reference banks at approximately 11:00 a.m., London time, on that date to prime banks in the London interbank market for a period of the Designated Maturity. The trustee will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that LIBOR determination date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that LIBOR determination date will be the arithmetic mean of the rates quoted by the reference banks, selected by the servicer, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a period of the Designated Maturity.

     For purposes of calculating LIBOR, the "DESIGNATED MATURITY" means, as of any LIBOR determination date, one month; provided, that LIBOR for the initial interest period will be determined by straight-line interpolation, based on the actual number of days in the period from the date of issuance of Series 2000-C through October 15, 2000, between two rates determined in accordance with the definition of LIBOR, one of which will be determined for a Designated Maturity of one month and the other of which will be determined for a Designated Maturity of two months.

     "TELERATE PAGE 3750" means the display page currently so designated on the Bridge Telerate Markets Report or a page that may replace that page on that service for the purpose of displaying comparable rates or prices.

     "REFERENCE BANKS" means three major banks in the London interbank market selected by the servicer.

     The Class B Certificate Rate applicable to the then current and the immediately preceding interest periods may be obtained by telephoning the trustee at (800) 735-7777.

     On each distribution date, Class A Monthly Interest and Class A Monthly Interest previously due but not distributed to the Class A Certificateholders will be paid to the Class A Certificateholders from Class A Available Funds for the related monthly period. To the extent Class A Available Funds for the related monthly period are insufficient to pay the interest, then one or all of the following will be used to make the interest payments due on the Class A
Certificates:

     - Excess Spread;

     - if necessary, Excess Finance Charges; and

     - if necessary, Reallocated Principal Collections first from amounts allocated to the Collateral Invested Amount and then from amounts allocated to the Class B Invested Amount.

     "CLASS A AVAILABLE FUNDS" means, for any monthly period, the sum of:

     - the Class A Floating Percentage of collections of finance charge receivables allocated to the Series 2000-C Certificates for the related monthly period, including other amounts that are to be treated as collections of finance charge receivables in accordance with the Pooling and Servicing Agreement;

     - the Net Swap Receipt, if any, deposited into the collection account for the related monthly period and any previously due but not paid Net Swap Receipts, if any, deposited into the collection account for the related monthly period;

     - the amount of earnings on the principal funding account, if any, for the related distribution date;

     - the amount of funds, if any, to be withdrawn from the reserve account and included in Class A Available Funds for the distribution date;

     - the amount of funds, if any, to be withdrawn from the Swap Reserve Fund which are required to be included in the Class A Available Funds for the distribution date; and

     - the amount of funds, if any, to be withdrawn from the Interest Reserve Fund which are required to be included in the Class A Available Funds for the distribution date.

     "CLASS A MONTHLY INTEREST" means, for any distribution date, an amount equal to one-twelfth of the product of the Class A Certificate Rate and the outstanding principal amount of the Class A Certificates as of the preceding record date;

provided however, for the first distribution date, Class A Monthly Interest shall be $5,165,063.

     On each distribution date, Class B Monthly Interest and Class B Monthly Interest previously due but not distributed to the Class B Certificateholders will be paid to Class B Certificateholders from Class B Available Funds for the related monthly period. To the extent Class B Available Funds for the related monthly period are insufficient to pay the interest, then one or all of the following, to the extent not used to make distributions for the Class A Certificates, will be used to make the interest payments due on the Class B
Certificates:

     - Excess Spread;

     - if necessary, Excess Finance Charges allocated to Series 2000-C; and

     - if necessary, Reallocated Principal Collections allocable to the collateral invested amount.

     "CLASS B AVAILABLE FUNDS" means, for any monthly period, an amount equal to the Class B Floating Percentage of collections of finance charge receivables allocated to the Series 2000-C Certificates for the related monthly period, including other amounts that are to be treated as collections of finance charge receivables in accordance with the Pooling and Servicing Agreement.

     "CLASS B MONTHLY INTEREST" means, for any distribution date, an amount equal to the product of:

     - (a) a fraction, the numerator of which is the actual number of days in the period from and including the preceding distribution date, or in the case of the first distribution date, from and including the closing date, to but excluding that distribution date and the denominator of which is 360; times

       (b) the Class B Certificate Rate; and

     - the outstanding principal amount of the Class B Certificates as of the preceding record date;

provided however, for the first distribution date, Class B Monthly Interest shall be equal to the interest accrued on the outstanding principal amount of the Class B Certificates at the applicable Class B Certificate Rate for the period from the date of issuance of Series 2000-C through October 15, 2000 calculated on the basis of the actual number of days in the period and a year of 360 days.

     "COLLATERAL AVAILABLE FUNDS" means, for any monthly period, an amount equal to the Collateral Floating Percentage of the collections of finance charge receivables allocated to Series 2000-C including any amounts that are to be treated as collections of finance charge receivables in accordance with the Pooling and Servicing Agreement.

     "COLLATERAL MINIMUM MONTHLY INTEREST" means, for any distribution date, an amount equal to the product of:

     - (a) a fraction, the numerator of which is the actual number of days in the period from and including the preceding distribution date, or in the case of the first distribution date, from and including the closing date, to but excluding that distribution date and the denominator of which is 360; times

       (b) the Collateral Minimum Interest Rate; and

     - the outstanding principal amount of the Collateral Interest

     "COLLATERAL MINIMUM INTEREST RATE" means the London interbank offered rate for one-month United States dollar deposits plus 2.0% per annum, or such lesser amount as may be designated in the agreement between the bank and the Collateral Interest Holder relating to the transfer of the Collateral Interest to the Collateral Interest Holder.

     "EXCESS FINANCE CHARGES" are collections of finance charge receivables for a monthly period which are allocated to series in Group One other than Series 2000-C and are, under the documents governing the other series, designated as Excess Finance Charges.

PRINCIPAL PAYMENTS

     During the Series 2000-C revolving period no principal payments will be made to or for the benefit of the certificateholders or deposited into the principal funding account to be accumulated and subsequently paid to the certificateholders. During the revolving period, collections of principal receivables allocable to Series 2000-C will, except to the extent used as Reallocated Principal Collections, be treated as Shared Principal Collections. Any Shared Principal Collections will be made available to other series in Group One which are in an amortization period. If the collections of principal receivables allocable to Series 2000-C during the revolving period are not needed by other series, the collections will be paid to the holders of the seller certificates or, if required by the Pooling and Servicing Agreement, retained in the excess funding account.

     See "Description of the Certificates--Shared Principal Collections" in the accompanying prospectus.

     The accumulation period for the Series 2000-C Interests is scheduled to begin at the close of business on October 31, 2004. The beginning of the accumulation period may, however, be delayed to no later than the close of business on June 30, 2005. The first principal payment will be made to the Class A Certificateholders on the earlier of (i) the August 2005 distribution date, the "CLASS A EXPECTED FINAL DISTRIBUTION DATE" or (ii) the distribution date in the month following the month in which the rapid amortization period begins. Principal is also expected to be paid to the Class B Certificateholders on the August 2005 distribution date, the "CLASS B EXPECTED FINAL DISTRIBUTION DATE"; however, if the amount on deposit in the principal funding account is not sufficient to pay the certificates in full, it will be applied first to pay the Class A Certificates. No principal will be payable to the Class B Certificateholders unless the Class A Investor Amount is paid in full or funds in the principal funding account are sufficient to make full payment of the Class A Investor Amount.

     On each distribution date for the accumulation period, prior to the date on which the Class A Investor Amount and the Class B Investor Amount are paid in full, an amount equal to the least of one of the following will be deposited in the principal funding account:

     - Available Investor Principal Collections on deposit in the collection account for the distribution date;

     - the applicable Controlled Deposit Amount for the distribution date; and

     - the sum of the Class A Invested Amount and the Class B Invested Amount.

Amounts deposited into the principal funding account during the accumulation period will be paid first to the Class A Certificateholders and then the Class B Certificateholders on the Class A Expected Final Distribution Date and the Class B Expected Final Distribution Date or, if earlier, the first distribution date for the rapid amortization period. If at any time the amount on deposit in the principal funding account exceeds the Class A Investor Amount and the rapid accumulation period begins, then the excess will be paid to the Class B Certificateholders, up to the amount of the Class B Investor Amount, on the first distribution date after the commencement of the rapid accumulation period notwithstanding that the date is prior to the Class B Expected Final Distribution Date.

     "AVAILABLE INVESTOR PRINCIPAL COLLECTIONS" means, for any monthly period, an amount equal to the sum of:

     - (a) an amount equal to the Principal Allocation Percentage of all collections of principal receivables received during the related monthly period; minus

       (b) the amount of Reallocated Principal Collections for the related monthly period used to fund the Class A Required Amount or the Class B Required Amount; plus

     - any Shared Principal Collections from other series in Group One that are allocated to Series 2000-C; plus

     - any other amounts which pursuant to the series supplement are to be treated as Available Investor Principal Collections for the related distribution date.

     On each distribution date for the rapid accumulation period until the Class A Investor Amount is on deposit in the principal funding account, the Class A Certificateholders will be entitled to have the Available Investor Principal Collections in an amount up to the Class A Invested Amount deposited into the principal funding account and held to be used to pay the principal of the Class A Certificates. On each distribution date for the rapid accumulation period, after the full amount of the Class A Investor Amount is on deposit in the principal funding account, the Class B Certificateholders will be entitled to receive, on each distribution date, Available Investor Principal Collections until the earlier of the date the Class B Investor Amount is paid in full and the Series 2000-C Termination Date. After the Class B Investor Amount has been paid in full, on each distribution date for the rapid accumulation period, amounts equal to the lesser of (a) the Available Investor Principal Collections with respect to that distribution date minus the portion of Available Investor Principal Collections applied to Class A Monthly Principal and Class B Monthly Principal for such distribution date and
(b) the Collateral Invested Amount will be paid to the Collateral Interest Holder until the Collateral Invested Amount has been paid in full. The rapid accumulation period will end on the Class A Expected Final Distribution Date unless it ends earlier as a result of the occurrence of a Trust Pay Out Event, because the Interest Rate Swap terminates or because an Interest Reserve Account Event occurs.

     On each distribution date for the rapid amortization period until the Class A Investor Amount is paid in full or the Series 2000-C Termination Date occurs, the Class A Certificateholders will be entitled to receive Available Investor Principal Collections in an amount up to the Class A Investor Amount. After payment in full of the Class A Investor Amount, the Class B Certificateholders will be entitled to receive, on each distribution date, Available Investor Principal Collections until the earlier of the date the Class B Investor Amount is paid in full and the Series 2000-C Termination Date.

     "CLASS A MONTHLY PRINCIPAL" for any distribution date for the accumulation period, the rapid accumulation period or the rapid amortization period will equal the least of:

     - Available Investor Principal Collections on deposit in the collection account for that distribution date;

     - for each distribution date for the accumulation period, on or prior to the Class A Expected Final Distribution Date, the Controlled Deposit Amount for that distribution date; and

     - the Class A Invested Amount on the related distribution date.

     "CLASS B MONTHLY PRINCIPAL" for any distribution date, beginning with the first distribution date for the accumulation period or the rapid accumulation period on which the full amount of the Class A Investor Amount is on deposit in the principal funding account or has been paid to the Class A Certificateholders or, if earlier, the first distribution date in the rapid amortization period, will equal the least of:

     - the Available Investor Principal Collections on deposit in the collection account for that distribution date, minus the portion of the Available Investor Principal Collections applied to Class A Monthly Principal on that distribution date;

     - for each distribution date with respect to the accumulation period, the Controlled Deposit Amount for that distribution date, minus the portion of the Controlled Deposit Amount for that distribution date applied to Class A Monthly Principal; and

     - the Class B Invested Amount on that distribution date.

     "COLLATERAL MONTHLY PRINCIPAL" means beginning with the later of the Collateral Expected Final Distribution Date and the distribution date on which the Class B Investor Amount is paid in full, or, if earlier, the first distribution date in the rapid accumulation period or rapid amortization period, an amount equal to the lesser of:

     - that Available Investor Principal Collections for that distribution date, minus the portion of the Available Investor Principal Collections applied to Class A Monthly Principal and Class B Monthly Principal on that distribution date; and

     - the Collateral Invested Amount for that distribution date.

     "CONTROLLED ACCUMULATION AMOUNT" means for any distribution date for the accumulation period, the sum of the Class A Initial Invested Amount and the Class B Initial Invested Amount divided by nine, subject to adjustment if the beginning of the accumulation period is postponed.

     "DEFICIT CONTROLLED ACCUMULATION AMOUNT" means:

     - on the first distribution date for the accumulation period the excess, if any, of the Controlled Accumulation Amount for that distribution date over the amount distributed from the collection account as Class A Monthly Principal and Class B Monthly Principal for that distribution date; and

     - on each subsequent distribution date for the accumulation period the excess, if any, of the Controlled Deposit Amount for the subsequent distribution date over the amount distributed from the collection account as Class A Monthly Principal and Class B Monthly Principal for the subsequent distribution date.

     "CONTROLLED DEPOSIT AMOUNT" means, for any distribution date relating to the accumulation period, an amount equal to the sum of:

     - the Controlled Accumulation Amount on that distribution date; and

     - any Deficit Controlled Accumulation Amount for the immediately preceding distribution date.

POSTPONEMENT OF ACCUMULATION PERIOD

     The servicer may elect to postpone the start of the accumulation period and extend the length of the revolving period. The servicer may make this election only if the length of the accumulation period is less than nine months. On each determination date, until the accumulation period begins, the servicer will determine the number of months expected to be required to fully fund the principal funding account and be able to pay the Class A Investor Amount no later than the Class A Expected Final Distribution Date and the Class B Investor Amount no later than the Class B Expected Final Distribution Date. The servicer will determine the length of the period required on the basis of:

     - the monthly collections of principal receivables expected to be distributable to the certificateholders of all principal sharing series in Group One, assuming a principal payment rate no greater than the lowest monthly principal payment rate on the receivables for the preceding 12 months; and

     - the amount of principal expected to be distributable to certificateholders of principal sharing series in Group One which are not expected to be in their revolving periods during the accumulation period.

If the servicer determines that the period needed to fully fund the principal funding account is less than nine months, the servicer may, at its option, postpone the start of the accumulation period so that the number of months included in the accumulation period will be equal to or exceed the period needed. The effect of the foregoing calculation is to permit the reduction of the length of the accumulation period based on the investor interest of certain other principal sharing series in Group One that are scheduled to be in their revolving periods during the accumulation period and on increases in the principal payment rate occurring after the date of issuance of Series 2000-C. The length of the accumulation period will not be less than one month.

INTEREST RATE SWAP

     On the date of issuance of the Series 2000-C certificates, the trustee, on behalf of the trust, will enter into an interest rate swap agreement (the "INTEREST RATE SWAP") with Credit Suisse First Boston International (the "SWAP COUNTERPARTY" or "CSFBi").

     Under the Interest Rate Swap, the amount payable by the Swap Counterparty to the trust will be, for each transfer date, an amount equal to one-twelfth of the product of (a) the Swap Fixed Rate and (b) the notional amount of the Interest Rate Swap which will be the outstanding principal balance of the Class A Certificates as of the preceding record date (or in the case of the first distribution date, as of the closing date) (the "NOTIONAL AMOUNT"). In the case of the first transfer date, such amounts will include accrued amounts for the period from and including the closing date to but excluding October 16, 2000. Payment from the Swap Counterparty to the trust will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     The amount payable by the trust to the swap counterparty will be, for each transfer date, to the extent of Class A Available Funds and other amounts available for such purpose, an amount equal to the product of (i) a fraction, the numerator of which is the actual number of days in the interest period relating to such distribution date, and the denominator of which is 360, (ii) the Swap Floating Rate, and (iii) the Notional Amount as of the preceding record date. The "SWAP FIXED RATE" will equal 7.02% per annum. The "SWAP FLOATING RATE" will equal, with respect to any interest period 0.25% per annum above LIBOR as determined for each such interest period or such lesser rate as is specified in the Interest Rate Swap.

     With respect to each distribution date, the Net Swap Receipt, if any, for the related transfer date will be deposited into the collection account and treated as part of Class A Available Funds.

     The Net Swap Payment, if any, will be paid to the Swap Counterparty for any transfer date out of collections of finance charge receivables and certain other available amounts allocated to the Class A Certificates, including principal funding account investment proceeds, amounts, if any, withdrawn from the reserve account, the Swap Reserve Fund, or the Interest Reserve Account and deposited into the collection account, Excess Spread and Reallocated Principal Collections, based on the respective amounts due as described under "--Application of Collections--Payment of Interest, Fees and Other Items."

     The "NET SWAP PAYMENT," for any transfer date, shall mean, (a) if the netting provisions of the Interest Rate Swap apply, the amount by which the Floating Amount for such date exceeds the fixed amount payable by the Swap Counterparty to the trust for such date, and (b) otherwise, an amount equal to the Floating Amount for such date. The "NET SWAP RECEIPT," for any transfer date, shall mean, (a) if the netting provisions of the Interest Rate Swap apply, the amount by which the fixed amount payable by the Swap Counterparty to the trust for such date exceeds the Floating Amount for such date, and (b) otherwise, an amount equal to the fixed amount payable by the Swap Counterparty to the trust for such date. Net Swap Payments and Net Swap Receipts do not include any termination payments payable by either the Swap Counterparty or the trust pursuant to the Interest Rate Swap. The netting provisions of the Interest Rate Swap will apply unless the trustee elects gross payments to be made pursuant to the provisions of the Interest Rate Swap. If the trustee elects gross payments under the Interest Rate Swap, the trustee's obligations to pay the Floating Amount on any transfer date to the Swap Counterparty pursuant to the terms of the Interest Rate Swap is conditioned upon the prior receipt of the fixed amounts payable by the Swap Counterparty to the trust for such date. The "FLOATING AMOUNT," for any transfer date, shall mean an amount equal to the Floating Amount payable by the trust to the Swap Counterparty for such date pursuant to the Interest Rate Swap.

     The Interest Rate Swap will terminate, whether or not the Class A Certificates have been paid in full prior to such termination, upon the earliest to occur of (i) the termination of the trust pursuant to the terms of the Pooling and Servicing Agreement, (ii) the payment in full of the Class A Investor Amount, (iii) the Class A Expected Final Distribution Date, (iv) the insolvency, conservatorship or receivership of the Swap Counterparty, (v) the failure on the part of the trustee (on behalf of the trust) or the Swap Counterparty to make any payment under the Interest Rate Swap within the applicable grace period and (vi) illegality on the part of the trust or the Swap Counterparty to be a party to, or perform an obligation under, the Interest Rate Swap. In the event that the Interest Rate Swap terminates prior to the payment in full of the Class A Certificates, interest due on the Class A Certificates will be paid from Class A Available Funds, Excess Spread, Excess Finance Charges, Reallocated Principal Collections and amounts withdrawn from the Interest Reserve Account, if any, as described herein, without the benefits of any Net Swap Receipts that might have been due for any future distribution dates. Excess Spread available to be distributed with respect to amounts due on the Class B Certificates and the Collateral Interest will not include the benefits of any Net Swap Receipts that might have been due for such future distribution dates.

     In the event (i) the short-term debt rating of the Swap Counterparty is reduced below A-1 or is withdrawn by Standard & Poor's, (ii) the short-term debt rating of the Swap Counterparty is reduced below F1+ or is withdrawn by Fitch, Inc. ("FITCH"), (iii) the long-term, senior unsecured debt rating of the Swap Counterparty is reduced below A- by Standard & Poor's or is withdrawn by Standard & Poor's or (iv) the long-term, senior unsecured debt rating of the Swap Counterparty is reduced below AA- by Fitch or is withdrawn by Fitch, the Swap Counterparty will be required within 30 days from the date of the reduction or withdrawal to fund an account (the "INTEREST RESERVE ACCOUNT") in an amount equal to one-twelfth of the product of (a) the Swap Fixed Rate and (b) the Notional Amount as of the record date preceding the reduction or withdrawal (the "REQUIRED INTEREST RESERVE AMOUNT"). On any transfer date subsequent to the deposit, if the Swap Counterparty's credit rating or ratings have been increased to the level that each of the following is true: the Swap Counterparty's short-term debt rating by Standard & Poor's is not less than A-1 and by Fitch is not less than F1+ and the Swap Counterparty's long-term, senior unsecured debt rating is not less than A- by Standard & Poor's, and is not less than AA- by Fitch, then the trustee, at the direction of the servicer, shall distribute any amounts on deposit in the Interest Reserve Account to the Swap Counterparty. The servicer shall establish and maintain in the name of the trustee, on behalf of the trust for the benefit of the Class A certificateholders, the Interest Reserve Account. There can be no assurance that the Swap Counterparty can or will adequately fund the Interest Reserve Account. If the Swap Counterparty fails to adequately fund the Interest Reserve Account within 30 days of the reduction or withdrawal of the credit ratings described above (an "INTEREST RESERVE ACCOUNT EVENT"), then (i) if the rapid accumulation period has not previously begun, there will be no rapid accumulation period and, upon the occurrence of a Pay Out Event, the rapid amortization period will begin or (ii) if the rapid accumulation period has begun prior to the occurrence of an Interest Reserve Account Event, upon the occurrence of such Interest Reserve Account Event, the rapid amortization period will begin.

     All amounts on deposit in the Interest Reserve Account on any transfer date, after giving effect to any deposits to the Interest Reserve Account to be made on that transfer date, will be invested in investments that will mature so that such funds will be available for withdrawal on or prior to the following transfer date. The interest and other investment income, net of losses and investment expenses, earned on the investments will be retained in the Interest Reserve Account if the amount in the Interest Reserve Account is less than the Required Interest Reserve Amount and otherwise, will be distributed by the trustee to the Swap Counterparty.

     On the transfer date on or following the termination of the Interest Rate Swap due to a default by the Swap Counterparty, the trustee, at the direction of the servicer, shall withdraw an amount equal to the Net Swap Receipt, if any, for the related distribution date, plus the amount of any Net Swap Receipt previously due but not paid, from funds on deposit in the Interest Reserve Account, if any (up to the Required Interest Reserve Amount), and deposit such amount into the collection account to be applied as Class A Available Funds as described below under "--Application of Collections." The Interest Reserve Account will be terminated on the transfer date on or following the termination of the Interest Rate Swap (after giving effect to the withdrawal of an amount equal to the Net Swap Receipt, if any, on that transfer date, plus the amount of any Net Swap Receipt previously due but not paid).

     Upon the termination of the Interest Reserve Account, all amounts on deposit in the account will be, after the prior payment of all amounts owing to the Class A Certificateholders that are payable from the Interest Reserve Account, distributed to the Swap Counterparty.

     In the event the long-term, senior unsecured debt rating of the Swap Counterparty is reduced below BBB- by Standard & Poor's or below Baa3 by Moody's or is withdrawn by either Standard & Poor's or Moody's, the seller may, but will not be obligated to, direct the trustee to direct the Swap Counterparty to assign its rights and obligations under the Interest Rate Swap to a replacement swap counterparty. There can be no assurance that a successor swap counterparty will be found or that such assignment will be made.

     The rating agencies have not relied on the ratings of the Swap Counterparty in rating either the Class A certificates or the Class B certificates but rather on the value of the receivables and the terms of the applicable credit enhancement. See "Risk Factors--Interest Rate Swap Considerations" in this prospectus supplement.

SWAP COUNTERPARTY

     Credit Suisse First Boston International ("CSFBi") was incorporated in England under the Companies Act 1985 on May 9, 1990 with registered no. 2500199 and was re-registered as unlimited under the name "Credit Suisse Financial Products" on July 6, 1990. Its registered office and principal place of business is at One Cabot Square, London E14 4QJ. CSFBi is an institution under the Banking Act 1987 and is regulated by The Securities and Futures Authority. With effect from March 27, 2000, CSFBi was renamed "Credit Suisse First Boston International". This change was a renaming only.

     CSFBi is an unlimited company and, as such, its shareholders have a joint, several and unlimited obligation to meet any insufficiency in the assets of CSFBi in the event of its liquidation.

     CSFBi's ordinary voting shares are owned, as to 56% by Credit Suisse First Boston, as to 24% by Credit Suisse First Boston (International) Holding AG and, as to 20% by Credit Suisse Group.

     CSFBi commenced business on July 16, 1990. Its principal business is banking, including the trading of derivative products linked to interest rates, equities, foreign exchange, commodities and credit. The primary objective of CSFBi is to provide comprehensive treasury and risk management derivative product services worldwide. CSFBi has established a significant presence in global derivative markets through offering a full range of basic derivative products and continues to develop new products in response to the needs of its customers and changes in underlying markets.

     Credit Suisse First Boston, whose head office is at Uetlibergstrasse 231, CH-8045, Zurich, Switzerland, principally consists of two business units, Credit Suisse First Boston ("CSFB") and Credit Suisse Asset Management ("CSAM"). The CSFB business unit has four core businesses: (i) the Investment Banking Division, (ii) the Fixed Income Division ("FID"), (iii) the Equity Division and
(iv) the Private Equity Division. FID is active in fixed income trading (including foreign exchange and precious metals trading) and derivative and risk management products. Prior the January 1, 1999 the fixed income business of FID was conducted by the former Fixed Income and Derivatives Division of the CSFB business unit and the derivatives business of FID was conducted by CSFBi. These two businesses were integrated into FID effective January 1, 1999 (the "FID Integration").

     Effective January 1, 1999 the fixed income derivatives business previously conducted by CSFBi was integrated into FID.

     CSFBi has been assigned a long-term counterparty rating of "AA" by Standard & Poor's, long-term debt and counterparty ratings of "A1" by Moody's and a long-term rating of "AA" by Fitch.

     To facilitate the FID Integration, certain businesses formerly conducted by other subsidiaries of Credit Suisse First Boston were or will be transferred to CSFBi. In particular a number of businesses currently conducted by Credit Suisse First Boston (Europe) Limited, a wholly owned subsidiary of Credit Suisse Group, will be transferred over to CSFBi during the next two years. These businesses include financial advisory and capital raising services, underwriting and trading of securities, investment banking and sales and trading research for fixed income and equity capital markets.

     In March, 2000, the management structure of IBD and the Equity Division were combined to achieve increased co-ordination of the Credit Suisse First Boston business unit's customer businesses. With effect from February 4, 2000, the OTC equity derivative business was fully integrated into the Equity Division from FID. However the distribution of the OTC equity derivative product continues through the FID coverage groups in the United States, Europe and the Emerging Markets.

     With effect from April 27, 2000, the Fixed Income and Derivatives Division was renamed the Fixed Income Division. This reflects the integrations that have been accomplished, including the transfer of managerial responsibility of the OTC equity derivatives business to the Equity Division.

     CSFBi is subject to comprehensive regulation, and the businesses of CSFBi are routinely examined by regulatory authorities in the countries in which CSFBi conducts its activities. A number of regulatory examinations are ongoing at this time.

     The Financial Supervisory Agency of Japan (the "FSA") recently completed a formal, on-site examination of the businesses of CSFBi and certain of its affiliates, including Credit Suisse First Boston, in Japan. During the examination, the FSA examiners questioned certain derivatives and other transactions entered into by CSFBi and such affiliates in Japan and inquired into certain supervisory and other issues.

     Shortly after the commencement of the FSA examination, the management of Credit Suisse Group, the parent of CSFBi and Credit Suisse First Boston, became aware of rumors of misconduct by some of the employees of CSFBi and certain of its affiliates in connection with the response to the examination. After a preliminary review by Credit Suisse Group's internal audit department, Credit Suisse Group promptly engaged outside counsel, Wilmer, Cutler & Pickering, to conduct a thorough and independent investigation that disclosed that several managers and other members of the staff of CSFBi and certain of its affiliates attempted to interfere with the FSA examination during its initial stages by concealing and/or destroying documents.

     The independent report emphasised that Credit Suisse Group promptly acted to discover any misconduct and to disclose any wrongdoing to the regulatory authorities in Japan. Credit Suisse Group, CSFBi and certain of their affiliates have accepted responsibility for remedial measures in various parts of their businesses in Japan and, having due regard to applicable law and in consultation with the FSA, Credit Suisse Group, CSFBi and certain of their affiliates have taken disciplinary action against certain employees in Tokyo and London, including termination of employment.

     On July 29, 1999, Credit Suisse Group, CSFBi and certain of their affiliates were notified of the administrative sanctions imposed by the FSA and the Financial Reconstruction Commission in Japan ("FRC") as a result of the examination. The administrative order specifically revoked the license to do business in Japan of the Tokyo Branch of CSFBi, effective on November 30, 1999. Prior to that date, there was a transition period, that commenced on August 5, 1999 and ended on November 29, 1999, during which the banking license of CSFBi's Tokyo Branch was restricted to activity required for the transfer or unwinding of all existing branch business in an orderly manner, and to carrying out operations incidental thereto.

     Other sanctions were imposed on Credit Suisse First Boston and certain of its other subsidiaries, including the suspension of new business in certain of the trust and private banking operations in Japan with the right to reapply to engage in such operations after one year, the suspension of new business in certain of the securities and investment advisory operations in Japan for one month, and the establishment at certain of these entities of additional internal control procedures and other requirements. Regulatory and other authorities in other jurisdictions have or may undertake their own inquiries into the activities that were the subject of the FSA examination.

     On February 14, 2000 CSFBi formally appeared in Japanese court in response to criminal proceedings against CSFBi based upon events arising out of the FSA's examination of the Tokyo Branch of CSFBi in January 1999. In December 1999, similar criminal proceedings were initiated against three former employees of CSFBi. The criminal charge against the CSFBi is based on an asserted principal of Japanese banking law that CSFBi is vicariously liable for the conduct of its employees during the examination. Although CSFBi will appear in the proceedings through Japanese counsel and contest the charges, CSFBi's defenses may be limited given this provision of Japanese banking law.

     Consolidated results from operations of CSFBi are expected to be adversely affected as a result of the revocation of the Tokyo Branch license. However, management of CSFBi does not believe that the aggregate liability or other consequences resulting from the FSA examination, when aggregated with other regulatory examinations and pending or threatened legal proceedings against CSFBi, is likely to have a material adverse effect on the consolidated financial condition of CSFBi.

     CSFBi is an unlimited liability company incorporated in England and Wales under the Companies Act 1985, and, as such, its members have a joint and several unlimited obligation to meet any insufficiency in the assets of CSFBi in the event of its liquidation. CSFBi's shares are wholly owned by entities within the Credit Suisse Group, with 80% of the shares being held directly or indirectly by Credit Suisse First

Boston as a member. With respect to the FSA examination as well as other regulatory examinations and pending or threatened legal proceedings against Credit Suisse First Boston and its subsidiaries (including CSFBi), management of Credit Suisse First Boston has informed CSFBi that Credit Suisse First Boston does not believe that the aggregate liability or other consequences resulting from such regulatory examinations and legal proceedings is likely to have a material adverse affect on the consolidated financial condition of Credit Suisse First Boston.

     THE INFORMATION SET FORTH IN "DESCRIPTION OF THE CERTIFICATES--SWAP COUNTERPARTY" AND IN THE FIRST TWO SENTENCES OF THE LAST PARAGRAPH OF "SUMMARY OF TERMS--INTEREST RATE SWAP" IN THIS PROSPECTUS SUPPLEMENT HAS BEEN PROVIDED BY THE SWAP COUNTERPARTY. THE SELLER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OF COMPLETENESS OF SUCH INFORMATION.

SUBORDINATION

     The Class B Certificateholders' interest and the Collateral Interest will be subordinated to the extent necessary to fund certain payments for the Class A Certificates and to cover the Net Swap Payments. In addition, the Collateral Interest will be subordinated to the extent necessary to fund certain payments for the Class B Certificates. Also collections of principal receivables otherwise allocable to the Class B Certificateholders may be reallocated to the Class A Certificateholders and to cover the Net Swap Payments and the Class B Invested Amount may be reduced. Similarly, collections of principal receivables allocable to the Collateral Interest may be reallocated to the Class A Certificateholders and to cover the Net Swap Payments and the Class B Certificateholders and the Collateral Invested Amount may be reduced. To the extent the Class B Invested Amount is reduced, the percentage of collections of finance charge receivables allocated to the Class B Certificateholders in subsequent monthly periods will be reduced. Moreover, to the extent the amount of this reduction in the Class B Invested Amount is not reimbursed, the amount of principal distributable to the Class B Certificateholders will be reduced. See "--Allocation Percentages," "--Reallocation of Cash Flows," and "--Application of Collections--Excess Spread; Excess Finance Charges" in this prospectus supplement.

ALLOCATION PERCENTAGES

     The servicer will allocate among the Class A Certificates, the Class B Certificates, the Collateral Interest, the Certificateholders' interest for all other outstanding series and the sellers' interest, all collections of finance charge receivables, principal receivables and the defaulted amount for each monthly period.

     Collections of finance charge receivables and the defaulted amount for any monthly period will be allocated to Series 2000-C based on the Floating Allocation Percentage. The "FLOATING ALLOCATION PERCENTAGE" means, for any monthly period, the percentage equivalent, which shall never exceed 100%, of a fraction, the numerator of which is the Invested Amount as of the last day of the preceding monthly period, or for the first monthly period, the Initial Invested Amount as of the date of issuance of Series 2000-C, and the denominator of which is the greater of:

          (1) the sum of:

              - the total amount of principal receivables in the trust as of the last day of the monthly period, or, for the first monthly period, the total amount of principal receivables in the trust on the date of issuance of Series 2000-C; and

              - the principal amount on deposit in the excess funding account as of the last day of the monthly period; and

          (2) the sum of the numerators used to calculate the series percentages for finance charge receivables or defaulted receivables, for all series of certificates then outstanding;

provided however, that this ratio is subject to adjustment to give effect to designations of additional accounts.

     These amounts will be further allocated among the Class A
Certificateholders, the Class B Certificateholders and the Collateral Interest Holder in accordance with the Class A Floating Percentage, the Class B Floating Percentage and the Collateral Floating Percentage, respectively.

     The "CLASS A FLOATING PERCENTAGE" means, for any monthly period, the percentage equivalent, which percentage shall never exceed 100%, of a fraction the numerator of which is equal to the Class A Invested Amount as of the close of business on the last day of the preceding monthly period, or with respect to the first monthly period, the Class A Initial Invested Amount and the denominator of which is equal to the Invested Amount as of the close of business on that day or for the first monthly period, the Initial Invested Amount.

     The "CLASS B FLOATING PERCENTAGE" means, for any monthly period, the percentage equivalent, which percentage shall never exceed 100%, of a fraction the numerator of which is equal to the Class B Invested Amount as of the close of business on the last day of the preceding monthly period, or with respect to the first monthly period, the Class B Initial Invested Amount and the denominator of which is equal to the Invested Amount as of the close of business on that day or for the first monthly period, the Initial Invested Amount.

     The "COLLATERAL FLOATING PERCENTAGE" means, for any monthly period, the percentage equivalent, which percentage shall never exceed 100%, of a fraction the numerator of which is equal to the Collateral Invested Amount as of the close of business on the last day of the preceding monthly period or with respect to the first monthly period, the Collateral Initial Invested Amount and the denominator of which is equal to the Invested Amount as of the close of business on that day, or for the first monthly period, the Initial Invested Amount.

     Collections of principal receivables will be allocated to Series 2000-C based on a percentage equivalent to a fraction, for any monthly period, called the "PRINCIPAL ALLOCATION PERCENTAGE."

          (a) The numerator of the fraction is:

        - during the revolving period, the Invested Amount as of the last day of the immediately preceding monthly period, or, if it is the first monthly period, then the date of issuance of Series 2000-C; and

        - during the accumulation period, the rapid accumulation period or the rapid amortization period, the invested amount as of the last day of the revolving period or if the numerator has been reduced during an accumulation period as described in the following paragraph and a rapid accumulation period or a rapid amortization period begins, the Invested Amount as of the last day of the accumulation period; and

          (b) the denominator of the fraction is the greater of:

        - the sum of the total amount of principal receivables in the trust as of the last day of the immediately preceding monthly period and the principal amount on deposit in the excess funding account as of the same day, or, if it is the first monthly period, as of the date of issuance of Series 2000-C; and

        - the sum of the numerators used to calculate the series percentage applicable to principal receivables for all series outstanding as of the date for which the determination is being made.

     During the accumulation period, on any date, at the option of the servicer, the numerator of the Principal Allocation Percentage may be reduced below the numerator used in the previous monthly period, to an amount not less than the greater of:

     - the Invested Amount as of the last day of the immediately preceding monthly period, less the amount of any distributions of principal deposited in the principal funding account since the last day of the immediately preceding monthly period; and

     - an amount that if used as the numerator of the Principal Allocation Percentage for the remainder of the accumulation period, based on assumptions set forth in the series supplement, would assure that Available Investor Principal Collections for Series 2000-C would equal at least 125% of the Controlled Accumulation Amount for each monthly period for so long as the Invested Amount is greater than zero.

     The Principal Allocation Percentage is also subject to adjustment to give effect to designations of additional accounts.

     Amounts allocated to Series 2000-C on the basis of the Principal Allocation Percentage will be further allocated among the Class A Certificates, the Class B Certificates and the Collateral Interest based on the Class A Principal Percentage, the Class B Principal Percentage and the Collateral Principal Percentage.

     The "CLASS A PRINCIPAL PERCENTAGE" means, for any monthly period:

          (1) during the revolving period, the percentage equivalent of a fraction, the numerator of which is the Class A Invested Amount as of the last day of the immediately preceding monthly period or, if it is the first monthly period, as of the date of issuance of Series 2000-C, and the denominator of which is the Invested Amount as of the last day of the preceding monthly period, or, if it is the first monthly period, the date of issuance of Series 2000-C; and

          (2) after the revolving period, the percentage equivalent of a fraction, the numerator of which is the Class A Invested Amount as of the last day of the revolving period, and the denominator of which is the Invested Amount as of that last day.

     The "CLASS B PRINCIPAL PERCENTAGE" means, for any monthly period:

          (1) during the revolving period, the percentage equivalent of a fraction, the numerator of which is the Class B Invested Amount as of the last day of the immediately preceding monthly period or, if it is the first monthly period, the date of issuance of Series 2000-C and the denominator of which is the Invested Amount as of the last day of the preceding monthly period, or, in the case of the first monthly period, the date of issuance of Series 2000-C; and

          (2) after the revolving period, the percentage equivalent of a fraction, the numerator of which is the Class B Invested Amount as of the last day of the revolving period, and the denominator of which is the Invested Amount as of the same day.

     "COLLATERAL PRINCIPAL PERCENTAGE" means, for any monthly period:

          (1) during the revolving period, the percentage equivalent of a fraction, the numerator of which is the Collateral Invested Amount as of the last day of the immediately preceding monthly period and the denominator of which is the Invested Amount as of the last day of the preceding monthly period; and

          (2) after the revolving period, the percentage equivalent of a fraction, the numerator of which is the Collateral Invested Amount as of the last day of the revolving period, and the denominator of which is the Invested Amount as of the same day.

     As used in this prospectus supplement, the following terms have the meanings indicated:

     "CLASS A INVESTED AMOUNT" for any date means:

          (1) $529,750,000, the "CLASS A INITIAL INVESTED AMOUNT;" minus

          (2) the aggregate amount of principal payments made to the Class A Certificateholders on or prior to the date; minus

          (3) the excess, if any, of the aggregate amount of Class A Investor Charge-Offs for all prior distribution dates over the aggregate amount of any reimbursements of Class A Investor Charge-Offs for all distribution dates prior to the date; and minus

          (4) the principal amount on deposit in the principal funding account on the date, but not in excess of the Class A Initial Invested Amount.

     "CLASS B INVESTED AMOUNT" for any date means:

          (1) $48,750,000, the "CLASS B INITIAL INVESTED AMOUNT;" minus

          (2) the aggregate amount of principal payments made to Class B Certificateholders on or prior to the date; minus

          (3) the excess, if any, of the aggregate amount of Class B Investor Charge-Offs for all prior distribution dates over the aggregate amount of any reimbursements of Class B Investor Charge-Offs for all distribution dates prior to the date; minus

          (4) the aggregate amount of Reallocated Principal Collections for all prior distribution dates which have been used to fund the Class A Required Amount for prior distribution dates, excluding any Reallocated Principal Collections that have resulted in a reduction of the Collateral Invested Amount; minus

          (5) the amount by which the Class B Invested Amount has been reduced to fund the Class A Investor Default Amount on all prior distribution dates as described under "--Allocation of Investor Default Amount," in this prospectus supplement; plus

          (6) the aggregate amount of Excess Spread and Excess Finance Charges allocated to Series 2000-C and applied on all prior distribution dates for the purpose of reimbursing amounts deducted pursuant to the foregoing clauses (3), (4) and (5); and minus

          (7) the positive difference, if any, between the principal funding account balance and the Class A Investor Amount on the date;

provided however, that the Class B Invested Amount may not be reduced below zero.

          "COLLATERAL INVESTED AMOUNT" for any date means:

          (1) $71,500,000, the "COLLATERAL INITIAL INVESTED AMOUNT;" minus

          (2) the aggregate amount of principal payments made on the Collateral Interest prior to the date; minus

          (3) the aggregate amount of Reallocated Principal Collections allocable to the Collateral Invested Amount for all prior distribution dates which have been used to fund the Class A Required Amount or the Class B Required Amount; minus

          (4) the aggregate amount by which the Collateral Invested Amount has been reduced to fund the Class A Investor Default Amount and the Class B Investor Default Amount on all prior distribution dates as described under "--Allocation of Investor Default Amount," in this prospectus supplement; minus

          (5) an amount equal to the product of the Collateral Floating Percentage and the Investor Default Amount (the "COLLATERAL DEFAULT AMOUNT") for any distribution date that is not funded out of Excess Spread and Excess Finance Charges allocated to Series 2000-C and available for this purpose on that distribution date; and plus

          (6) the aggregate amount of Excess Spread and Excess Finance Charges allocated and available to reimburse amounts deducted pursuant to the foregoing clauses (3), (4) and (5);

provided however, that the Collateral Invested Amount may not be reduced below zero.

     The "INVESTED AMOUNT," for any date means the sum of the Class A Invested Amount, the Class B Invested Amount and the Collateral Invested Amount.

     The "INITIAL INVESTED AMOUNT," means $650,000,000 the Invested Amount on the date of issuance of Series 2000-C.

     "CLASS A INVESTOR AMOUNT" for any date means the sum of the Class A Invested Amount plus the principal amount on deposit in the principal funding account, but not in excess of the Class A Initial Invested Amount.

     "CLASS B INVESTOR AMOUNT" for any date means the sum of the Class B Invested Amount plus the positive difference, if any, between the principal amount on deposit in the principal funding account, and the Class A Investor Amount on that date but not in excess of the Class B Initial Invested Amount.

     "INVESTOR AMOUNT," for any date means the sum of the Class A Investor Amount, the Class B Investor Amount and the Collateral Invested Amount.

     "SERIES INVESTOR AMOUNT," for any date means the numerator of the Principal Allocation Percentage on that date.

REALLOCATION OF CASH FLOWS

     On each determination date, the servicer will determine the "CLASS A REQUIRED AMOUNT" which will be the amount, if any, by which the sum of the following exceeds the Class A Available Funds for the distribution date:

     - Class A Monthly Interest for the distribution date;

     - any Class A Monthly Interest previously due but not paid to the Class A Certificateholders on a prior distribution date;

     - any Class A Additional Interest and any Class A Additional Interest previously due but not paid to the Class A Certificateholders on a prior distribution date;

     - the Net Swap Payment, if any, for the related transfer date and any overdue Net Swap Payments due to the Swap Counterparty;

     - the Class A Servicing Fee for the distribution date and any unpaid Class A Servicing Fee; and

     - the Class A Investor Default Amount, if any, for the distribution date.

If the Class A Required Amount is greater than zero, Excess Spread and Excess Finance Charges allocated to Series 2000-C and available for this purpose will be used to fund the Class A Required Amount for the distribution date. If the Excess Spread and Excess Finance Charges are insufficient to fund the Class A Required Amount, collections of principal receivables allocable first to the Collateral Interest and then to the Class B Certificates for the related monthly period will then be used to fund the remaining Class A Required Amount.

     "REALLOCATED PRINCIPAL COLLECTIONS" means an amount of collections of principal receivables with respect to any monthly period equal to the product of:

     - the Principal Allocation Percentage for the monthly period;

     - the aggregate amount of collections of principal receivables for the monthly period; and

     - the sum of the Class B Principal Percentage and the Collateral Principal Percentage for the monthly period.

     If Reallocated Principal Collections for a related monthly period together with Excess Spread and Excess Finance Charges allocated to Series 2000-C are insufficient to fund the Class A Required Amount for the related monthly period, then the Collateral Invested Amount will be reduced by the amount of this excess, but not by more than the Class A Investor Default Amount for the distribution date. In the event that this reduction would cause the Collateral Invested Amount to be a negative number, the Collateral Invested Amount will be reduced to zero and the Class B Invested Amount will be reduced by the amount by which the Collateral Invested Amount would have been reduced below zero. However, the Class B Invested Amount cannot be reduced by more than the excess of the Class A Investor Default Amount, if any, for the distribution date over the amount of the reduction, if any, of the Collateral Invested Amount on the distribution date. In the event that the reduction would cause the Class B Invested Amount to be a negative number, the Class B Invested Amount will be reduced to zero, and the Class A Invested Amount will be reduced by the amount by which the Class B Invested Amount would have been reduced below zero. However, the Class A Invested Amount cannot be reduced by more than the excess, if any, of the Class A Investor Default Amount for the distribution date over the amount of the reductions, if any, of the Collateral Invested Amount and the Class B Invested Amount with respect to the distribution date as described above. Any such reduction in the Class A Invested Amount may have the effect of slowing or reducing the return of principal and interest to the Class A Certificateholders. In this case, the Class A Certificateholders will directly bear the credit and other risks associated with their interest in the trust. See "--Allocation of Investor Default Amount" in this prospectus supplement.

     On each determination date, the servicer will determine the "CLASS B REQUIRED AMOUNT," which will be the sum of the Class B Investor Default Amount for the distribution date plus the amount, if any, by which the following amounts exceed the Class B Available Funds for the distribution date:

     - Class B Monthly Interest for the distribution date;

     - any Class B Monthly Interest previously due but not paid to the Class B Certificateholders on a prior distribution date;

     - any Class B Additional Interest and any Class B Additional Interest previously due but not paid to the Class B Certificateholders on a prior distribution date; and

     - the Class B Servicing Fee for the distribution date and any unpaid Class B Servicing Fee.

     If the Class B Required Amount is greater than zero, Excess Spread and Excess Finance Charges allocated to Series 2000-C not required to pay the Class A Required Amount or reimburse Class A Investor Charge-Offs will be used to fund the Class B Required Amount for that distribution date.

     If the Excess Spread and Excess Finance Charges available to fund the remaining Class B Required Amount for that distribution date are insufficient to pay the Class B Required Amount, then Reallocated Principal Collections allocable to the Collateral Interest and not required to pay the Class A Required Amount will be used to fund the remaining Class B Required Amount.

     If the Reallocated Principal Collections allocable to the Collateral Interest are insufficient to fund the remaining Class B Required Amount, then the Collateral Invested Amount remaining after any adjustments made for the benefit of the Class A Certificateholders will be reduced by the amount of the insufficiency, but not by more than the Class B Investor Default Amount for the distribution date. In the event that this reduction would cause the Collateral Invested Amount to be a negative number, the Collateral Invested Amount will be reduced to zero, and the Class B Invested Amount will be reduced by the amount by which the Collateral Invested Amount would have been reduced below zero. However the Class B Invested Amount cannot be reduced by more than the excess of the Class B Investor Default Amount for the distribution date over the amount of the reduction of the Collateral Invested Amount. Any reduction in the Class B Invested Amount may have the effect of slowing or reducing the return of principal and interest to the Class B Certificateholders. In this case, the Class B Certificateholders will directly bear the credit and other risks associated with their interests in the trust. See "--Allocation of Investor Default Amount" in this prospectus supplement.

     Reductions of the Class A Invested Amount or Class B Invested Amount will then be reimbursed and the Class A Invested Amount or Class B Invested Amount increased to the extent of Excess Spread and Excess Finance Charges available for these purposes on each distribution date. See "--Application of Collections--Excess Spread; Excess Finance Charges" in this prospectus supplement. When these reductions of the Class A Invested Amount and Class B Invested Amount have been fully reimbursed, reductions of the Collateral Invested Amount will be reimbursed until reimbursed in full in a similar manner.

APPLICATION OF COLLECTIONS

     Application of Collections to the Collection Account. Except under the conditions described in the accompanying prospectus under "Description of the Certificates--Application of Collections," the servicer will apply, or will instruct the trustee to apply, on or prior to the close of business on the second business day following the date of processing of any collections, all collections and other funds to be deposited into the collection account that are allocated to the Series 2000-C Certificates and the Collateral Interest as follows:

        (1) during the revolving period, an amount equal to the Floating Allocation Percentage of the collections of finance charge receivables processed on that date will be allocated to the Series 2000-C Holders, and of that allocation, the following amounts will be deposited and retained in the collection account:

           (a) prior to the LIBOR determination date occurring in the current monthly period, the entire amount of the allocation; and

           (b) on and after the LIBOR determination date, the difference between:

               - monthly interest for the related distribution date plus, the
                 Net Swap Payment, if any, plus, if the bank is not the servicer, the Monthly Servicing Fee for the monthly period; and

               - the amounts previously deposited in the collection account for the monthly period pursuant to this clause (1);

        (2) during the accumulation period, rapid accumulation period or rapid amortization period, an amount equal to the Floating Allocation Percentage of the collections of finance charge receivables processed on this date will be allocated to the Series 2000-C Holders and deposited and retained in the collection account;

        (3) during the revolving period, an amount equal to the Principal Allocation Percentage of collections of principal receivables processed on that date will be allocated to the Series 2000-C Holders. If any other principal sharing series in Group One is outstanding and in an amortization period or an accumulation period, then it will be retained in the collection account for application, to the extent necessary, to other series in Group One on the related distribution date. Any remaining funds will be paid to the holders of the Seller Certificates. However, these remaining funds will be paid to the holders of the Seller Certificates only if the Seller Amount is greater than the Required Seller Amount and the aggregate amount of principal receivables in the trust is greater than the Required Principal Balance. If this is not the case, these remaining funds be will be deposited in the excess funding account until the Seller Amount is greater than the Required Seller Amount and the aggregate amount of principal receivables is greater than the required principal balance. Any remaining funds will be paid to the holders of the Seller Certificates;

        (4) during the accumulation period, an amount, called a "PERCENTAGE ALLOCATION" for any date, equal to the Principal Allocation Percentage of collections of principal receivables processed on that date will be allocated to the Series 2000-C Holders and deposited and retained in the collection account. However, if the sum of Percentage Allocations for the same monthly period exceeds the Controlled Deposit Amount for the related distribution date, or the

            Collateral Invested Amount on the Collateral Expected Final Distribution Date, then this excess shall not be treated as a Percentage Allocation and shall be:

           (a) retained in the collection account for application, as necessary, as Shared Principal Collections to other series in Group One on the related distribution date, if any other principal sharing series in Group One is outstanding and in its amortization period or accumulation period; and

           (b) paid to the holders of the Seller Certificates only if the Seller Amount, on the date of processing, is greater than the Required Seller Amount and the aggregate amount of principal receivables in the trust is greater than the Required Principal Balance and otherwise will be deposited in the excess funding account until the Seller Amount is greater than the Required Seller Amount and the aggregate amount of principal receivables in the trust is greater than the Required Principal Balance and the remainder will be paid to the holders of the Seller Certificates; and

        (5) during the rapid accumulation period or rapid amortization period, an amount equal to the Principal Allocation Percentage of the collections of principal receivables processed on that date will be allocated to the Series 2000-C Holders and deposited and retained in the collection account. However, after the date on which an amount of the collections equal to the Invested Amount has been deposited into the collection account and allocated to the Series 2000-C Holders, the amount in excess of the Invested Amount will be:

           (a) retained in the collection account for application, as necessary, as Shared Principal Collections to other series in Group One on the related distribution date, if any other principal sharing series in Group One is outstanding and in its amortization period or accumulation period; and

           (b) paid to the holders of the Seller Certificates only if the Seller Amount is greater than the Required Seller Amount and the aggregate amount of principal receivables in the trust is greater than the Required Principal Balance and otherwise will be deposited in the excess funding account until the Seller Amount is greater than the Required Seller Amount and the aggregate amount of principal receivables in the trust is greater than the Required Principal Balance and the remainder will be paid to the holders of the Seller Certificates.

     Withdrawals from Series Accounts. On or before each distribution date, the servicer will direct the trustee to make the following withdrawals from the following series accounts:

        (1) on each distribution date all principal funding account investment proceeds then on deposit in the principal funding account will be withdrawn and deposited into the collection account for distribution as a portion of Class A Available Funds for that distribution date;

        (2) on each distribution date after the reserve account funding date, all net investment income accrued since the preceding distribution date on the reserve account will be retained in the reserve account to the extent that the amount on deposit in the reserve account is less than the required reserve account amount and the balance, if any, will be deposited in the collection account for distribution as collections of finance charge receivables allocable to the certificateholders and the Collateral Interest Holder;

        (3) on or before each distribution date for the accumulation period and on the first distribution date for the rapid accumulation period or the rapid amortization period, if applicable, an amount equal to the lesser of:

           (a) the available reserve account amount for such distribution date; and

           (b) the excess, if any, of a portion of the Floating Amount determined in accordance with the series supplement over the principal funding account investment proceeds for that distribution date will be withdrawn from the reserve account and deposited in the collection account for distribution as a portion of Class A Available Funds for that distribution date; provided, that the amount of the withdrawal from the reserve account under this clause (3) will be reduced to the extent that funds otherwise would be available to be deposited in the reserve account on such distribution date;

        (4) on or before each transfer date, all net investment proceeds in the Swap Reserve Fund will be retained in the Swap Reserve Fund to the extent that the Available Swap Reserve Fund Amount is less than the Required Swap Reserve Fund Amount and the balance, if any will be withdrawn and paid to the Collateral Interest Holder; and

        (5) on or before each transfer date, all net investment proceeds in the Interest Reserve Account will be retained in the Interest Reserve Account to the extent that the amount on deposit in the Interest Reserve Account is less than the Required Interest Reserve Amount and the balance, if any will be withdrawn and paid to the Swap Counterparty.

     Payment of Interest, Fees and Other Items. The trustee, acting pursuant to the servicer's instructions, will apply the Class A Available Funds, Class B Available Funds and Collateral Available Funds in the following priority:

        (1) On each distribution date or, for payments of the Net Swap Payments, on the related transfer date, an amount equal to the Class A Available Funds for the distribution date will be withdrawn from the collection account and distributed in the following priority:

           (a) the Class A Monthly Interest for the distribution date, plus the amount of any Class A Monthly Interest previously due but not paid to the Class A Certificateholders on a prior distribution date, plus any additional interest with respect to Class A Monthly Interest that was due but not paid to the Class A Certificateholders on a prior distribution date at a rate equal to the Class A Certificate Rate plus 2% per annum (the "CLASS A ADDITIONAL INTEREST") and any Class A Additional Interest previously due but not distributed to the Class A Certificateholders on a prior distribution date will be distributed to the Class A Certificateholders;

           (b) the Net Swap Payment, if any for such transfer date, plus the amount of any Net Swap Payments previously due but not paid to the Swap Counterparty will be distributed to the Swap Counterparty;

           (c) the Class A Servicing Fee for the distribution date, plus the amount of any Class A Servicing Fee previously due but not distributed to the servicer on a prior distribution date, will be distributed to the servicer;

           (d) the Class A Investor Default Amount for the distribution date will be treated as a portion of Available Investor Principal Collections for the distribution date; and

           (e) the balance, if any, shall constitute Excess Spread and shall be allocated and distributed as described under "--Excess Spread; Excess Finance Charges" below.

        (2) On each distribution date, an amount equal to the Class B Available Funds for the distribution date will be withdrawn from the collection account and distributed in the following priority:

           (a) the Class B Monthly Interest for the distribution date, plus the amount of any Class B Monthly Interest previously due but not paid to the Class B Certificateholders on a prior distribution date, plus any additional interest with respect to Class B Monthly Interest that was due but not paid to the Class B Certificateholders on a prior distribution date at a rate equal to the Class B Certificate Rate plus 2% per annum (the "CLASS B ADDITIONAL INTEREST") and any Class B Additional Interest previously due but not distributed to the Class B Certificateholders on a prior distribution date will be distributed to the Class B Certificateholders;

           (b) the Class B Servicing Fee for the distribution date, plus the amount of any Class B Servicing Fee previously due but not distributed to the servicer on a prior distribution date, will be distributed to the servicer; and

           (c) the balance, if any, shall constitute Excess Spread and shall be allocated and distributed as described under "--Excess Spread; Excess Finance Charges" below.

        (3) On each distribution date, an amount equal to the Collateral Available Funds for the distribution date will be withdrawn from the collection account and distributed in the following priority:

           (a) if the bank or the trustee is no longer the servicer, the Collateral Servicing Fee for the distribution date, plus the amount of any Collateral Servicing Fee previously due but not distributed to the servicer on a prior distribution date, will be distributed to the servicer; and

           (b) the balance, if any, shall constitute Excess Spread and shall be allocated and distributed as described under "--Excess Spread; Excess Finance Charges" below.

     "EXCESS SPREAD" means, for any distribution date, the sum of the amounts described in clause (1)(e) above, clause (2)(c) above and clause (3)(b) immediately above.

     Excess Spread; Excess Finance Charges. On each distribution date, the trustee, acting pursuant to the servicer's instructions, will apply Excess Spread and Excess Finance Charges allocated to Series 2000-C for the related monthly period to make the following distributions in the following priority:

        (1) an amount equal to any deficiency pursuant to clauses (1)(a), (b),
            (c) and (d) above under "--Payment of Interest, Fees and Other Items" will be used to fund the deficiency, provided, that in the event the deficiency exceeds the amount of Excess Spread and Excess Finance Charges allocated to Series 2000-C, the Excess Spread and Excess Finance Charges shall be applied:

            (a) first, to pay amounts due on the distribution date pursuant to clause (1)(a) above under "--Payment of Interest, Fees and Other Items;"

            (b) second, to pay the Net Swap Payments, if any, pursuant to clause
                (1)(b) above under "--Payment of Interest, Fees and Other
                Items;"

            (c) third, to pay the Class A Servicing Fee pursuant to clause
                (1)(c) above under "--Payment of Interest, Fees and Other Items;" and

            (d) fourth, to pay the Class A Investor Default Amount for the distribution date pursuant to clause (1)(d) above under "--Payment of Interest, Fees and Other Items;"

        (2) an amount equal to the aggregate amount of Class A Investor Charge-Offs which have not been previously reimbursed will be treated as a portion of Available Investor Principal Collections for the distribution date as described under "--Payments of Principal" below;

        (3) an amount equal to any deficiency pursuant to clauses (2)(a) and
            (b) above under "--Payment of Interest, Fees and Other Items" will be used to fund this deficiency, provided, that in the event the deficiency for this distribution date exceeds the remaining amount of Excess Spread and Excess Finance Charges allocated to Series 2000-C, the Excess Spread and Excess Finance Charges will be applied first to pay amounts due on the distribution date pursuant to clause
            (2)(a) above under "--Payment of Interest, Fees and

             Other Items," and second to pay the Class B Servicing Fee pursuant to clause (2)(b) above under "--Payment of Interest, Fees and Other Items;"

        (4) an amount equal to the Class B Investor Default Amount for the distribution date will be treated as a portion of Available Investor Principal Collections for the distribution date as described under "--Payments of Principal" below;

        (5) an amount equal to the aggregate amount by which the Class B Invested Amount has been reduced pursuant to clauses (3), (4) and
             (5) of the definition of "Class B Invested Amount" under "--Allocation Percentages" above, (but not in excess of the aggregate amount of the reductions which have not been previously reimbursed), will be treated as a portion of Available Investor Principal Collections for the distribution date;

        (6) an amount equal to the Collateral Minimum Monthly Interest for the distribution date, plus the amount of any Collateral Minimum Monthly Interest previously due but not paid to the Collateral Interest Holder on a prior Distribution Date, plus any additional interest with respect to Collateral Minimum Monthly Interest that was due but not paid to the Collateral Interest Holder on a prior distribution date at a rate equal to the Collateral Minimum Interest Rate (the "COLLATERAL ADDITIONAL INTEREST") and any Collateral Additional Interest previously due but not distributed to the Collateral Interest Holder on a prior distribution date will be distributed to the Collateral Interest Holder;

        (7) an amount equal to the Collateral Servicing Fee for the distribution date or if neither the bank nor the trustee is the servicer, the amount of any Collateral Servicing Fee due but not paid from Collateral Available Funds and the amount of any Collateral Servicing Fee due but not paid to the servicer on a prior distribution date will be paid to the servicer;

        (8) an amount equal to the Collateral Default Amount for the distribution date will be treated as a portion of Available Investor Principal Collections for the distribution date;

        (9) an amount equal to the aggregate amount by which the Collateral Invested Amount has been reduced pursuant to clauses (3), (4) and
             (5) of the definition of "Collateral Invested Amount" under "--Allocation Percentages" above, but not in excess of the aggregate amount of those reductions which have not been previously reimbursed, will be treated as a portion of Available Investor Principal Collections for the distribution date;

        (10) an amount up to the excess, if any, of the Required Reserve Account Amount over the principal amount on deposit in the reserve account will be deposited in the reserve account; and

        (11) the balance, if any, will be distributed to the Collateral Interest Holder.

     Reallocated Principal Collections. On or before each distribution date after giving effect to the distributions above under "--Excess Spread; Excess Finance Charges," the trustee, acting pursuant to the servicer's instructions, will apply Reallocated Principal Collections for the related monthly period to make the following distributions in the following priority:

        (1) if the amount of Excess Spread and Excess Finance Charges allocated to Series 2000-C for the related monthly period is less than the Class A Required Amount, Reallocated Principal Collections, up to the amount of the deficiency, will be withdrawn from the collection account and distributed to fund the deficiency in the order of priority set forth in clause (1) above under "--Excess Spread; Excess Finance Charges;"

        (2) if the amount of Excess Spread and Excess Finance Charges allocated to Series 2000-C for the related monthly period and not required to fund the Class A Required Amount or reimburse Class A Investor Charge-Offs is less than the Class B Required Amount, Reallocated Principal Collections allocable to the Collateral Interest not required to fund the Class A Required Amount, up to the amount of the deficiency, will be withdrawn from the collection account and distributed to fund the deficiency in the order of priority set forth in clauses (3) and (4) above under "--Excess Spread; Excess Finance Charges."

     Payments of Principal. On each distribution date, the trustee, acting pursuant to the servicer's instructions, will distribute Available Investor Principal Collections in the following priority:

        (1) on each distribution date for the revolving period, all the Available Investor Principal Collections will be treated as Shared Principal Collections and applied as described under "Description of the Certificates--Shared Principal Collections" in the accompanying prospectus;

        (2) on each distribution date for the accumulation period, the rapid accumulation period or the rapid amortization period, all Available Investor Principal Collections will be distributed or deposited in the following priority:

           (a) an amount equal to Class A Monthly Principal will, during the accumulation period or the rapid accumulation period, be deposited in the principal funding account for payment to the Class A Certificateholders on each distribution date beginning on the earlier of the Class A Expected Final distribution date and the first distribution date for the rapid amortization period, and will, during the rapid amortization period, be paid to the Class A Certificateholders;

           (b) after giving effect to the distribution referred to in clause (a) above, an amount equal to the Class B Monthly Principal will, during the accumulation period, be deposited in the principal funding account for payment to the Class B Certificateholders on each distribution date beginning on the earlier of the Class B Expected Final Payment Date, but only if the Class A Investor Amount is paid in full on that date, the first distribution date for the rapid accumulation period on which the full amount of the Class A Investor Amount is on deposit in the principal funding account and the first distribution date for the rapid amortization period on which the Class A Investor Amount is paid in full, and will, during the rapid accumulation period or rapid amortization period, be paid to the Class B Certificateholders;

           (c) after giving effect to the distributions referred to in clauses
               (a) and (b) above, an amount equal to Collateral Monthly Principal will be paid to the Collateral Interest Holder on each distribution date beginning on the earlier of the Collateral Expected Final Distribution Date, but only if the Class B Investor Amount is paid in full on or prior to that date, and the first distribution date for the rapid accumulation period or rapid amortization period on which the Class B Investor Amount is paid in full; and

           (d) the balance, if any, will be treated as Shared Principal Collections and applied as described under "Description of the Certificates--Shared Principal Collections" in the accompanying prospectus.

     The "COLLATERAL EXPECTED FINAL DISTRIBUTION DATE" is the September 2005 Distribution Date.

PRINCIPAL FUNDING ACCOUNT

     Pursuant to the series supplement, the servicer will establish and maintain the "PRINCIPAL FUNDING ACCOUNT" as a segregated trust account held for the benefit of the Class A Certificateholders and the Class B Certificateholders. During the accumulation period or any rapid accumulation period, the trustee at the direction of the servicer will transfer Available Investor Principal Collections to the principal funding account as described under "--Application of Collections--Payments of Principal" in this prospectus supplement.

     Funds on deposit in the principal funding account will be invested by the trustee at the direction of the servicer in eligible investments. Investment earnings, net of investment losses and expenses, on the principal funding account, referred to as the "PRINCIPAL FUNDING ACCOUNT INVESTMENT PROCEEDS" will be included in Class A Available Funds for each distribution date.

RESERVE ACCOUNT

     Pursuant to the series supplement, the servicer will establish and maintain the "RESERVE ACCOUNT" as a segregated trust account held for the benefit of the Class A Certificateholders. The reserve account is established to assist with the distribution of interest on the Class A Certificates and the Net Swap Payments during the accumulation period. For each distribution date from and after the reserve account funding date, but prior to the termination of the reserve account, the trustee, acting pursuant to the servicer's instructions, will apply Excess Spread and Excess Finance Charges allocated to Series 2000-C, as described above under "--Application of Collections--Excess Spread; Excess Finance Charges," to increase the amount on deposit in the reserve account, to the extent this amount is less than the Required Reserve Account Amount.

     The "RESERVE ACCOUNT FUNDING DATE" will be the distribution date for the monthly period which begins no later than three months prior to the monthly period in which, as of the related determination date, the accumulation period is scheduled to begin.

     The "REQUIRED RESERVE ACCOUNT AMOUNT" for any distribution date on or after the reserve account funding date will be

        (1) the product of:

           - 0.5% of the Class A Investor Amount as of the preceding distribution date after giving effect to all applicable changes in the Class A Investor Amount on that date; and

           - a fraction, the numerator of which is the number of monthly periods scheduled to be included in the accumulation period as of that date, and the denominator of which is nine, provided, that if this numerator is one, the Required Reserve Account Amount will be zero; or

        (2) any other amount designated by the seller, provided, that if the designation is of a lesser amount, the seller shall have provided the servicer and the trustee with evidence that each rating agency rating the certificates or the Collateral Interest has notified the seller that such action will not result in a reduction or withdrawal of its rating of any outstanding series or class and the seller shall have delivered to the trustee a certificate of an authorized officer to the effect that, based on the facts known to the officer at that time, in the reasonable belief of the seller, the designation will not cause a Pay Out Event or an event that, after the giving of notice or the lapse of time, would cause a Pay Out Event to occur.

     On each distribution date, after giving effect to any deposit to be made to and any withdrawal to be made from the reserve account, the trustee will withdraw from the reserve account the excess, if any, of the amount on deposit in the reserve account over the Required Reserve Account Amount and will pay that amount to the Collateral Interest Holder.

     Provided that the reserve account has not terminated as described below, all amounts on deposit in the reserve account with respect to any distribution date, after giving effect to any deposits to, or withdrawals from, the reserve account to be made on the distribution date will be invested by the trustee at the direction of the servicer in eligible investments. The interest and other investment income, net of investment expenses and losses, earned on the investments will be retained in the reserve account, to the extent the amount on deposit is less than the required Reserve Account Amount, or deposited in the collection account and treated as collections of finance charge receivables allocable to Series 2000-C.

     On the determination date before each distribution date for the accumulation period and on the first distribution date for the rapid accumulation period or the rapid amortization period, a withdrawal will be made from the reserve account, and the amount of this withdrawal will be deposited in the collection account and included in Class A Available Funds in an amount equal to the lesser of:

     - the available reserve account amount for the distribution date; and

     - the excess, if any, of a portion of the Floating Amount determined in accordance with the Pooling and Servicing Agreement over the principal funding account investment proceeds for the distribution date;

provided, that the amount of the withdrawal shall be reduced to the extent that funds otherwise would be available to be deposited in the reserve account on the distribution date.

     On each distribution date, the "AVAILABLE RESERVE ACCOUNT AMOUNT" will be the lesser of the amount on deposit in the reserve account, before giving effect to any deposit to be made to the reserve account on the distribution date, and the Required Reserve Account Amount for the distribution date.

     The reserve account will be terminated following the earliest of:

     - the termination of the trust pursuant to the Pooling and Servicing Agreement;

     - the date on which the Class A Investor Amount is paid in full; and

     - if the accumulation period has not begun, the occurrence of a Pay Out Event or, if the accumulation period has begun, the earliest of the first distribution date with respect to the rapid accumulation period or the rapid amortization period and the Class A Expected Final Distribution Date.

     Upon the termination of the reserve account, all amounts on deposit after giving effect to any withdrawal from the reserve account on that date as described above will be distributed to the Collateral Interest Holder. Any amounts withdrawn from the reserve account and distributed to the Collateral Interest Holder will not be available for distribution to the certificateholders.

SWAP RESERVE FUND

     Pursuant to the series supplement, the trustee will establish and maintain the Swap Reserve Fund as a segregated trust account held for the benefit of the Class A Certificateholders and the Swap Counterparty, as their interests appear in the series supplement (the "SWAP RESERVE FUND"). The Swap Reserve Fund is established to assist in the payment of certain amounts owed to the Swap Counterparty during the rapid accumulation period and to pay any amounts owed by the trust to the Swap Counterparty as a result of an early termination of the Interest Rate Swap. The Swap Reserve Fund will be funded by an initial deposit by the seller. Payments required to be made by the Swap Counterparty to the trust are not dependent upon or subject to the availability of funds in the Swap Reserve Fund.

     On or before each distribution date for the rapid accumulation period and on the first distribution date for the rapid amortization period if the rapid amortization period is preceded by the rapid accumulation period, a withdrawal will be made from the Swap Reserve Fund in an amount equal to the lesser of (a) the amount on deposit in the Swap Reserve Fund for that distribution date and
(b) the excess, if any, of a portion of the Floating Amount determined in accordance with the Pooling and Servicing Agreement over the principal funding account investment proceeds for the distribution date; provided, however, that on the first distribution date for the rapid accumulation period, the amount of the withdrawal shall be reduced to the extent of amounts withdrawn from the reserve account to be deposited into the collection account and included as Class A Available Funds. The amount withdrawn from the Swap Reserve Fund will be deposited into the collection account and included as Class A Available Funds. No amounts withdrawn from the Swap Reserve Fund will be included as Class B Available Funds or Collateral Available Funds.

PAIRED SERIES

     The Series 2000-C Certificates are subject to being paired on or after the beginning of the accumulation period, the rapid accumulation period or the rapid amortization period with one or more later issued series. Any later series which is paired with Series 2000-C is called a "PAIRED SERIES." A paired series may be pre-funded with an initial deposit to a funding account or may have a variable principal amount. Any funding account created in connection with a paired series will be held for the benefit of the paired series and not for the benefit of the holders of the Series 2000-C Certificates. Upon payment in full of the Series 2000-C Certificates, assuming that there have been no unreimbursed charge-offs for any related paired series, the aggregate investor amount of the paired series will have been increased by an amount up to an aggregate amount equal to the Investor Amount. The issuance of a paired series will be subject to the conditions described under "Description of the Certificates--New Issuances" in the accompanying prospectus.

     There can be no assurance that the terms of any paired series might not have an impact on the calculation of the Series Percentage or the timing or amount of payments received by a certificateholder. The full extent by which the timing or amount of payments received by a holder of a Series 2000-C Certificate may be affected will be dependent on a number of factors and will not be readily determinable by the change that may occur in the Series Percentage.

SHARED COLLECTIONS OF PRINCIPAL RECEIVABLES

     To the extent that collections of principal receivables allocated to the Series 2000-C are not needed to make payments to or for the benefit of the certificateholders or the Collateral Interest Holder, the collections may be applied to cover principal payments due to or for the benefit of other principal sharing series in Group One. Any application of principal collections to other series will not result in a reduction of the Invested Amount of the Series 2000-C Certificates or the Collateral Interest.

     Similarly, collections of principal receivables allocated to other principal sharing series in Group One, to the extent these collections, are not needed to make payments to or for the benefit of the holders of the certificates and other interests of the other series, will be applied, if necessary, to cover payments of principal due to holders of the Series 2000-C Certificates during the accumulation period. The collections of principal receivables allocated to other series and not needed by other series are "SHARED PRINCIPAL COLLECTIONS." There can be no assurance that Shared Principal Collections will be available to cover payments of principal or deposits due on any distribution date for the accumulation period. If no Shared Principal Collections were available to the certificates, the Class A Investor Amount might not be paid in full by the Class A Expected Final Distribution Date and the Class B Investor Amount might not be paid in full by the Class B Expected Final Distribution Date. These Shared Principal Collections may also be allocated to other series either currently outstanding or to be issued by the trust in the future. To the extent the Shared Principal Collections are allocated to other series, the pro rata share of the Shared Principal Collections allocated to Series 2000-C will be reduced.

     Series 2000-C will be included in a group of series designated as "GROUP ONE." Series 2000-C will be the sixteenth series outstanding and included in Group One.

ALLOCATION OF INVESTOR DEFAULT AMOUNT

     On each determination date, the servicer will calculate the Investor Default Amount for the preceding monthly period. The term "INVESTOR DEFAULT AMOUNT" means, for any distribution date, the product of:

          (1) the defaulted amount for the related monthly period; and

          (2) the Floating Allocation Percentage for the related monthly period.

For a description of the defaulted amount, see "Description of the Certificates--Defaulted Receivables; Rebates and Fraudulent Charges" in the accompanying prospectus.

     A portion of the Investor Default Amount will be allocated to the Class A Certificateholders on each distribution date. The amount to be allocated to the Class A Certificateholders is the "CLASS A INVESTOR DEFAULT AMOUNT" and for each distribution date is an amount equal to the product of the Class A Floating Percentage applicable during the related monthly period and the Investor Default Amount for the related monthly period. A portion of the Investor Default Amount will also be allocated to the Class B Certificateholders. The amount to be allocated to the Class B Certificateholders is the "CLASS B INVESTOR DEFAULT AMOUNT" and for each distribution date is an amount equal to the product of the Class B Floating Percentage applicable during the related monthly period and the Investor Default Amount for that monthly period. A portion of the Investor Default Amount will be allocated to the Collateral Interest Holder on each distribution date. The amount to be allocated to the Collateral Interest is the "COLLATERAL DEFAULT AMOUNT" and for each distribution date is an amount equal to the product of the Collateral Floating Percentage applicable during the related monthly period and the Investor Default Amount for the related monthly period.

     An amount equal to the Class A Investor Default Amount for each monthly period will be paid from Class A Available Funds, Excess Spread and Excess Finance Charges allocated to Series 2000-C and Reallocated Principal Collections and applied as described above under "--application of collections--payment of interest, fees and other Items," "--Application of Collections--Excess Spread; Excess Finance Charges" and "--Reallocation of Cash Flows."

     An amount equal to the Class B Investor Default Amount for each monthly period will be paid from Excess Spread and Excess Finance Charges allocated to Series 2000-C and Reallocated Principal Collections allocable to the Collateral Invested Amount and applied as described above under "--Application of Collections--Excess Spread; Excess Finance Charges" and "--Reallocation of Cash Flows."

     An amount equal to the Collateral Default Amount for each monthly period will be paid from Excess Spread and Excess Finance Charges allocated to Series 2000-C as described above under "--Application of Collections--Excess Spread; Excess Finance Charges."

     On each distribution date, if the Class A Required Amount for the distribution date exceeds the sum of Excess Spread and Excess Finance Charges allocable to Series 2000-C and Reallocated Principal Collections, the Collateral Invested Amount will be reduced by the amount of that excess, but not by more than the Class A Investor Default Amount for the distribution date. In the event that this reduction would cause the Collateral Invested Amount to be a negative number, the Collateral Invested Amount will be reduced to zero, and the Class B Invested Amount will be reduced by the amount by which the Collateral Invested Amount would have been reduced below zero, but not by more than the excess, if any, of the Class A Investor Default Amount for the distribution date over the amount of the reduction, if any, of the Collateral Invested Amount for the distribution date. In the event that this reduction would cause the Class B Invested Amount to be a negative number, the Class B Invested Amount will be reduced to zero, and the Class A Invested Amount will be reduced by the amount by which the Class B Invested Amount would have been reduced below zero, but not by more than the excess, if any, of the Class A Investor Default Amount for the distribution date over the amount of the reductions, if any, of the Collateral Invested Amount and the Class B Invested Amount for the distribution date as described above. A reduction in the Class A Invested Amount occurring as described in the preceding sentence is a "CLASS A INVESTOR CHARGE-OFF."

     If a Class A Investor Charge-Off occurs this may have the effect of slowing or reducing the return of principal to the Class A Certificateholders. If the Class A Invested Amount has been reduced by Class A Investor Charge-Offs, it will subsequently be increased on any distribution date, but not by an amount in excess of the aggregate Class A Investor Charge-Offs by the amount of Excess Spread and Excess Finance Charges allocated to Series 2000-C and available to reimburse Class A Investor Charge-Offs as described above under "--Application of Collections--Excess Spread; Excess Finance Charges."

     On each distribution date, if the Class B Required Amount for the distribution date exceeds the sum of Excess Spread and Excess Finance Charges allocable to Series 2000-C and not required to pay the Class A Required Amount and Reallocated Principal Collections allocable to the Collateral Interest and not required to pay the Class A Required Amount, then the Collateral Invested Amount will be reduced by the amount of that excess. If this reduction would cause the Collateral Invested Amount to be a negative number, the Collateral Invested Amount will be reduced to zero, and the Class B Invested

Amount will be reduced by the amount by which the Collateral Invested Amount would have been reduced below zero, but not by more than the excess, if any, of the Class B Investor Default Amount for the distribution date over the amount of such reduction, if any, of the Collateral Invested Amount. A reduction in the Class B Invested Amount occurring as described in the preceding sentence is a "CLASS B INVESTOR CHARGE-OFF."

     If a Class B Investor Charge-Off occurs this may have the effect of slowing or reducing the return of principal to the Class B Certificateholders. If the Class B Invested Amount has been reduced by the Class B Investor Charge-Offs, it will thereafter be increased on any distribution date, but not by an amount in excess of the aggregate Class B Investor Charge-Offs, by the amount of Excess Spread and Excess Finance Charges allocated to Series 2000-C and available to reimburse Class B Investor Charge-Offs as described above under "--Application of Collections--Excess Spread; Excess Finance Charges" in this prospectus supplement.

OPTIONAL REPURCHASE

     On any date occurring on or after the date that the Investor Amount is reduced to 5% or less of the Initial Invested Amount, the seller will have the option, to be exercised in its sole discretion, to repurchase the certificates. The purchase price of the certificates and the Collateral Interest will be equal to the Invested Amount on the distribution date on which the purchase occurs, if the purchase is on a distribution date and, if not, the invested amount for the distribution date following the repurchase. Plus, in each case, accrued and unpaid interest on the certificates plus accrued and unpaid interest on the Collateral Interest. Following a repurchase, the certificateholders will have no further rights to the receivables; provided, however, that the repurchase in no way impacts the certificateholders' rights under the federal securities law.

     Any optional repurchase may result in an early repayment of your investment without any prepayment penalty and there can be no assurance that you will be able to invest the early repayment amount at a similar rate of return.

PAY OUT EVENTS

     The revolving period for Series 2000-C will continue through the close of business on October 31, 2004 or a later date resulting from the postponement of the accumulation period, unless a Pay Out Event occurs prior to that date. A "PAY OUT EVENT" for Series 2000-C refers to any of the following events, which are applicable only to Series 2000-C although other series may have similar or identical Pay Out Events:

        (a) failure of the seller:

            - to make any payment or deposit on the date required under the
              Pooling and Servicing Agreement on or before the date occurring five business days after the date the payment or deposit is required to be made; or

            - duly to observe or perform in any material respect any other covenants or agreements of the seller in the Pooling and Servicing Agreement, which failure has a material adverse effect on the Series 2000-C Holders which determination will be made without reference to whether any funds are available pursuant to any credit enhancement and provided that the failure continues unremedied for 60 days after written notice has been given to the seller by the trustee, or to the seller and the trustee by Series 2000-C Holders aggregating not less than 50% of the outstanding principal balance of the Series 2000-C Interests;

        (b) any representation or warranty made by the seller in the Pooling and Servicing Agreement or any information required to be given by the servicer on behalf of the seller to identify the accounts proves to have been incorrect in any material respect when made or delivered and continues to be incorrect in any material respect for 60 days after written notice has been given to the seller by the trustee, or to the seller and the trustee by holders of the certificates aggregating not less than 50% of the outstanding principal balance of the Series 2000-C Certificates and as a result the interests of the certificateholders are materially and adversely affected, which determination shall be made without reference to whether any funds are available pursuant to any credit enhancement; provided, however, that a Pay Out Event shall not be deemed to have occurred under this subparagraph (b) if the seller has accepted reassignment of the related receivable or all such receivables, if applicable, during the 60 day period after notice, or a longer period if specified by the trustee, in accordance with the provisions of the Pooling and Servicing Agreement;

        (c) with respect to the end of any monthly period:

            - for which the Seller Amount is less than the Required Seller
              Amount, the failure of the seller to convey receivables in additional accounts to the trust on or prior to the tenth business day following the related determination date so that the Seller Amount is at least equal to the Required Seller Amount; or

            - for which the aggregate principal receivables in the trust are less than the Required Principal Balance, the failure of the seller to convey receivables in additional accounts to the trust on or prior to the tenth business day following the related determination date so that the aggregate principal receivables in the trust are at least equal to the Required Principal Balance;

        (d) the Net Portfolio Yield averaged over three consecutive monthly periods is less than the Base Rate averaged over the same period;

        (e) any servicer default occurs which would have a material adverse effect on the certificateholders, which determination shall be made without reference to whether any funds are available pursuant to any credit enhancement; or

        (f) the Class A Investor Amount is not paid in full on the Class A Expected Final Distribution Date or the Class B Investor Amount is not paid in full on the Class B Expected Final Distribution Date or the Collateral Invested Amount shall not be paid in full on the Collateral Expected Final Distribution Date.

     A Pay Out Event for all series (a "TRUST PAY OUT EVENT") refers to any of the following events, which are applicable to Series 2000-C and other series:

        (g) an insolvency event relating to any seller or additional seller;

        (h) the trust becomes an "investment company" within the meaning of the Investment Company Act of 1940, as amended; or

        (i) the inability of any seller or additional seller for any reason to transfer receivables to the trust in accordance with the provisions of the Pooling and Servicing Agreement.

     In the case of any event described in subparagraphs (a), (b) or (e), a Pay Out Event will be deemed to have occurred only if, after any applicable grace period described in these clauses, the trustee or Series 2000-C Holders evidencing undivided interests aggregating more than 50% of the aggregate unpaid principal amount of the Series 2000-C Interests, by written notice to the seller and the servicer, and to the trustee if given by the Series 2000-C Holders, declare that a Pay Out Event has occurred with respect to Series 2000-C. In the case of any event described in subparagraphs (c), (d), (f), (g), (h), or (i), a Pay Out Event will be deemed to have occurred immediately upon the occurrence of the event without any notice or other action on the part of the trustee, or the Series 2000-C. Holders.

     On the date a Pay Out Event described in (a) through (f) of the list of Pay Out Events set forth above is deemed to have occurred, then (i) the rapid amortization period will begin if the Interest Rate Swap has been terminated or an Interest Reserve Account Event has occurred, and (ii) the rapid accumulation period will commence if the Interest Rate Swap has not been terminated and an Interest Reserve Account Event has not occurred. On the date a Trust Pay Out Event occurs, the rapid amortization period will begin whether or not the Interest Rate Swap has previously terminated or an Interest Reserve Account Event has previously occurred.

     If the rapid amortization period begins, distributions of principal to the Certificateholders and the Collateral Interest Holder will begin on the first distribution date following the month in which the rapid amortization period began. The amount on deposit in the principal funding account, if any, will be distributed to the Class A Certificateholders and the Class B Certificateholders to the extent allocable to each, on the first distribution date for the rapid amortization period.

     If the rapid accumulation period commences, Available Investor Principal Collections will be accumulated in the principal funding account up to the Class A Investor Amount and held for the benefit of the Class A Certificateholders, and then distributions of principal to the Class B Certificateholders and the Collateral Interest Holder, will begin on the first distribution date following the day on which the principal funding account balance is equal to the Class A Investor Amount. If, because of the occurrence of either (a) a Trust Pay Out Event, or (b)(i) another Pay Out Event and (ii) either the termination of the Interest Rate Swap or the occurrence of an Interest Reserve Account Event, the rapid amortization period begins on or prior to Class A Expected Final Distribution Date, Certificateholders and the Collateral Interest Holder may begin receiving distributions of principal earlier than they otherwise would have, which may shorten the average life of the Certificates and the Collateral Interest. If the rapid accumulation period begins and the principal funding account balance equals the Class A Investor Amount prior to the Class A Expected Final Distribution Date, the Class B Certificateholders and the Collateral Interest Holder may begin receiving distributions of principal earlier than they otherwise would have, which may reduce the average life of the Class B Certificates and the Collateral Interest.

     The term "NET PORTFOLIO YIELD" for any month, means the annualized percentage equivalent of a fraction:

          (a) the numerator of which is the sum of:

             (1) the amount of collections of finance charge receivables during the month allocable to the Series 2000-C Certificates and to the Collateral Interest, including any other amounts that are to be treated as collections of finance charge receivables under the Pooling and Servicing Agreement, after subtracting therefrom the Investor Default Amount for the related month; plus

             (2) the amount of any net earnings on the principal funding account for the related distribution date; plus

             (3) the amount of funds, if any, to be withdrawn from the reserve account, the Swap Reserve Fund and the Interest Reserve Account and included in Class A Available Funds for the related distribution date; and

          (b) and the denominator of which is the Investor Amount as of the last day of the prior calendar month.

     For any month, the "BASE RATE" will be equal to the annualized percentage equivalent of a fraction:

          (a) the numerator of which is equal to the sum of the following, each for the related distribution date:

             (1) the Class A Monthly Interest; plus

             (2) the Class B Monthly Interest; plus

             (3) the Collateral Minimum Monthly Interest; plus

             (4) the Net Swap Payment, if any; minus

             (5) the Net Swap Receipt; plus

             (6) the Monthly Servicing Fee, and

          (b) the denominator of which is the Investor Amount as of the last day of the preceding month.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     The share of the fee payable to the servicer allocable to the Series 2000-C Interests for any distribution date (the "MONTHLY SERVICING FEE") will be equal to one-twelfth of the product of (a) 2% and (b) the Invested Amount as of the last day of the monthly period preceding the distribution date; provided, however, with respect to the first distribution date, the Monthly Servicing Fee will be $768,941.

     The share of the Monthly Servicing Fee allocable to the Class A Certificateholders for any distribution date, called the "CLASS A SERVICING FEE," will be one-twelfth of the product of:

          (1) the Class A Floating Percentage;

          (2) 2%; and

          (3) the Invested Amount as of the last day of the monthly period preceding the distribution date;

provided, however, that for the first distribution date, the Class A Servicing Fee will be $551,823.

     The share of the Monthly Servicing Fee allocable to the Class B Certificateholders for any distribution date, called the "CLASS B SERVICING FEE," will be equal to one-twelfth of the product of:

          (1) the Class B Floating Percentage;

          (2) 2%; and

          (3) the Invested Amount as of the last day of the monthly period preceding the distribution date;

provided, however, that for first distribution date, the Class B Servicing Fee will be $88,021.

     The share of the Monthly Servicing Fee allocable to the Collateral Interest Holder for any distribution date, called the "Collateral Servicing Fee," will be equal to one-twelfth of the product of:

          (1) the Collateral Floating Percentage;

          (2) 2%; and

          (3) the Invested Amount as of the last day of the monthly period preceding the distribution date;

provided, however, that for the first distribution date, the Collateral Servicing Fee will be $129,097.

     The Class A Servicing Fee, the Class B Servicing Fee and the Collateral Servicing Fee shall be payable to the servicer solely to the extent amounts are available for distribution as described under "--Application Collections-- Payment of Interest, Fees and Other Items" and "Excess Spread; Excess Finance Charges" in this prospectus supplement.

                        FEDERAL INCOME TAX CONSEQUENCES

     Based on the application of existing law to the facts as set forth in the Pooling and Servicing Agreement and other relevant documents, special tax counsel to the bank, Orrick, Herrington & Sutcliffe LLP, is of the opinion that the certificates will properly be treated as indebtedness for federal income tax purposes. See "Federal Income Tax Consequences" in the accompanying prospectus.

                              ERISA CONSIDERATIONS

GENERAL

     Section 406 of the Employee Retirement Income Security Act of 1974, as amended, and section 4975 of the Internal Revenue Code of 1986, as amended, prohibit most pension, profit sharing or other employee benefit plans, individual retirement accounts or annuities and employee annuity plans and Keogh plans, as well as entities deemed to hold "plan assets" of the foregoing (collectively, "PLANS") from engaging in transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code (collectively, "PARTIES IN INTEREST") with respect to the Plan. A violation of the "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and section 4975 of the Code for these persons, unless an exemption is available. Plans that are government plans, as defined in section 3(32) of ERISA, and most church plans, as defined in section 3(33) of ERISA, are not subject to ERISA requirements.

CLASS A CERTIFICATES

     A violation of the prohibited transaction rules could occur if the Class A Certificates were to be purchased with "plan assets" of any Plan if the seller, the trustee, any underwriters of this series or any of their affiliates were a Party in Interest with respect to that Plan, unless a statutory, regulatory or administrative exemption is available or an exemption applies under a regulation issued by the U.S. Department of Labor. The seller, the trustee, the underwriters and their affiliates are likely to be Parties in Interest with respect to many Plans. Before purchasing the Class A Certificates, a Plan fiduciary or other Plan investor should consider whether a prohibited transaction might arise by reason of a relationship between the Plan and the seller, the trustee, any underwriter or any of their affiliates. The Plan fiduciary or other Plan investor should also consult their counsel regarding the purchase in light of the considerations described below and in the accompanying prospectus.

     Under certain circumstances, the regulations issued by the Department of Labor treat the assets in which a Plan holds an equity interest as "plan assets" of the Plan. Because the Class A Certificates will represent beneficial interests in the trust, and despite the agreement of the seller and the Certificate Owners to treat the Class A Certificates as debt instruments, the Class A Certificates are likely to be considered equity interests in the trust for purposes of the Department of Labor regulations. As a result, the assets of the trust are likely to be treated as "plan assets" of the investing Plans for purposes of ERISA and section 4975 of the Code, unless the exception for "publicly-offered securities" is applicable as described in the accompanying prospectus.

     It is anticipated that the Class A Certificates will meet the criteria for treatment as "publicly-offered securities" as described in the accompanying prospectus. No restrictions will be imposed on the transfer of the Class A Certificates. It is expected that the Class A Certificates will be held by at least 100 independent investors at the conclusion of the initial public offering although no assurance can be given, and no monitoring or other measures will be taken to ensure, that such condition is met. The Class A Certificates will be sold as part of the offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and then will be timely registered under the Securities Exchange Act of 1934, as amended.

     If the exception described in the preceding paragraph is not satisfied, transactions involving the trust and Parties in Interest with respect to a Plan that purchases or holds Class A Certificates may be prohibited under section 406 of ERISA and/or section 4975 of the Code and result in excise tax and other liabilities under ERISA and section 4975 of the Code unless an exemption is available. The five Department of Labor class exemptions described in the accompanying prospectus may not provide relief for all transactions involving the assets of the trust even if they would otherwise apply to the purchase of a Class A Certificate by a Plan.

CLASS B CERTIFICATES

     The Class B Underwriter currently does not expect that the Class B Certificates will be held by at least 100 independent investors and, therefore, does not expect that the Class B Certificates will qualify as "publicly-offered securities" under the Department of Labor regulations. Accordingly, the Class B Certificates may not be acquired or held by, on behalf of, or with "plan assets" of any Plan. By its acceptance of a Class B Certificate, each Class B Certificateholder will be deemed to have represented and warranted that it is not and will not be subject to the foregoing limitation.

CONSULTATION WITH COUNSEL

     In light of the foregoing, fiduciaries or other persons contemplating purchasing the Class A certificates on behalf of or with "plan assets" of any Plan should consult their own counsel regarding whether the trust assets represented by the Class A certificates would be considered "plan assets," the consequences that would apply if the trust's assets were considered "plan assets," and the possibility of exemptive relief from the prohibited transaction rules.

     Finally, plan fiduciaries and other plan investors should consider the fiduciary standards under ERISA or other applicable law in the context of the plan's particular circumstances before authorizing an investment of a portion of the plan's assets in the Class A certificates. Accordingly, among other factors, plan fiduciaries and other plan investors should consider whether the investment:

        (1) satisfies the diversification requirement of ERISA or other applicable law;

        (2) is in accordance with the plan's governing instruments; and

        (3) is prudent in light of the "Risk Factors" and other factors discussed in this prospectus supplement and the accompanying prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement relating to the Class A Certificates and the Class B Certificates, the bank has agreed to sell to the underwriters named below and each of the "CLASS A UNDERWRITERS" has agreed to purchase from the bank, the principal amount of Class A Certificates set forth opposite its name below:

                                                               PRINCIPAL
                                                               AMOUNT OF
                                                                CLASS A
CLASS A UNDERWRITERS                                          CERTIFICATES
--------------------                                          ------------
Credit Suisse First Boston Corporation......................  $ 88,291,670
Chase Securities Inc. ......................................  $ 88,291,666
FleetBoston Robertson Stephens Inc. ........................  $ 88,291,666
J.P. Morgan Securities Inc. ................................  $ 88,291,666
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $ 88,291,666
Morgan Stanley & Co. Incorporated...........................  $ 88,291,666
                                                              ------------
Total.......................................................  $529,750,000
                                                              ============

     The seller has been advised by the Class A Underwriters that the Class A Underwriters propose initially to offer the Class A Certificates to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.165% of the principal amount of the Class A Certificates. The Class A Underwriters may allow and the dealers may reallow a concession not in excess of 0.125% of the principal amount of the Class A Certificates to certain other dealers. After the initial public offering, the public offering price and the concessions may be changed.

     Subject to the terms and conditions set forth in the underwriting agreement, the bank has agreed to sell to the "CLASS B UNDERWRITERS" named below and each of the Class B Underwriters has agreed to purchase from the bank, the principal amount of Class B Certificates set forth opposite its name below:

                                                               PRINCIPAL
                                                               AMOUNT OF
                                                                CLASS B
CLASS B UNDERWRITERS                                          CERTIFICATES
--------------------                                          ------------
Credit Suisse First Boston Corporation......................  $16,250,000
FleetBoston Robertson Stephens Inc. ........................  $16,250,000
J.P. Morgan Securities Inc. ................................  $16,250,000
                                                              -----------
Total.......................................................  $48,750,000
                                                              ===========

     The seller has been advised by the Class B Underwriters that the Class B Underwriters propose initially to offer the Class B Certificates to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at this price less a concession not in excess of 0.180% of the principal amount of the Class B Certificates. The Class B Underwriters may allow and the dealers may reallow a concession not in excess of 0.140% of the principal amount of the Class B Certificates to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The underwriters will be compensated as set forth in the following table:

                                                UNDERWRITERS'       AMOUNT
                                                DISCOUNTS AND     PER $1,000
                                                 COMMISSIONS     OF PRINCIPAL    TOTAL AMOUNT
                                                -------------    ------------    ------------
Class A Certificates..........................      0.275%          $2.75         $1,456,813
Class B Certificates..........................      0.300%          $3.00         $  146,250
                                                                                  ----------
                                                                                  $1,603,063
                                                                                  ==========

     Additional offering expenses are estimated to be $800,000.

     The seller has agreed that it will indemnify the underwriters against certain liabilities, including liabilities under the Securities Exchange Act of 1933, or contribute to payments the underwriters may be required to make.

     Each underwriter has represented and agreed that:

          (a) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by it in relation to the certificates in, from or otherwise involving the United Kingdom;

          (b) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the certificates to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on;

          (c) if it is an authorized person under Chapter III of part I of the Financial Services Act 1986, it has only promoted and will only promote (as that term is defined in Regulation 1.02(2) of the Financial Services (Promotion of Unregulated Schemes) Regulations 1991) to any person in the United Kingdom the scheme described in this prospectus supplement and the prospectus if that person is of a kind described either in Section 76(2) of the Financial Services Act 1986 or in Regulation 1.04 of the Financial Services (Promotion of Unregulated Schemes) Regulations 1991; and

          (d) it is a person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996.

     The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the certificates in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the certificates so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the certificates in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the certificates originally sold by such syndicate member are purchased in a syndicate covering transaction. These over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the certificates to be higher than they would otherwise be in the absence of the transactions. Neither the bank nor the underwriters represents that the underwriters will engage in any such transactions or that these transactions, once commenced, will not be discontinued without notice at any time.

     Credit Suisse First Boston International, the Swap Counterparty, is an affiliate of Credit Suisse First Boston Corporation, one of the underwriters of the Class A Certificates and the Class B Certificates.

     This prospectus supplement and the accompanying prospectus, may be used by FleetBoston Robertson Stephens Inc. or another affiliate of the bank, in connection with offers and sales of an indeterminate amount of the certificates in market-making transactions. In these transactions, FleetBoston Robertson Stephens Inc. or another affiliate may act as a principal or an agent and the sales will be at negotiated prices related to prevailing market prices at the time of the sale.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance of the certificates will be passed upon for the seller by Linda Morris, Esq., Vice President, Secretary and General Counsel, Fleet Bank (RI), National Association, and by Orrick, Herrington & Sutcliffe LLP, Washington, D.C., special counsel to the seller. In addition certain legal matters, including matters related to Rhode Island law, will be passed upon for the seller by Edwards & Angell, Boston, Massachusetts. Certain legal matters relating to the federal tax consequences of such issuance will be passed upon for the seller by Orrick, Herrington & Sutcliffe LLP, Washington, D.C. Certain matters relating to the issuance of the certificates will be passed upon for the underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                            INDEX OF PRINCIPAL TERMS

                      A
accumulation period...............     S-16
Available Investor Principal
  Collections.....................     S-25
Available Reserve Account
  Amount..........................     S-45
                      B
bank..............................     S-10
Base Rate.........................     S-50
business day......................     S-22
                      C
Certificate Owner.................     S-21
Class A Additional Interest.......     S-40
Class A Available Funds...........     S-23
Class A Certificate Rate..........     S-22
Class A Certificateholders........     S-10
Class A Certificates..............     S-10
Class A Expected Final
  Distribution Date...............  S-16, S-25
Class A Floating Percentage.......     S-33
Class A Initial Invested Amount...     S-34
Class A Invested Amount...........     S-34
Class A Investor Amount...........     S-36
Class A Investor Charge-Off.......     S-47
Class A Investor Default Amount...     S-47
Class A Monthly Interest..........     S-23
Class A Monthly Principal.........     S-26
Class A Principal Percentage......     S-34
Class A Required Amount...........     S-36
Class A Servicing Fee.............     S-51
Class A Underwriters..............     S-53
Class B Additional Interest.......     S-41
Class B Available Funds...........     S-24
Class B Certificate Rate..........     S-22
Class B Certificateholders........     S-10
Class B Certificates..............     S-10
Class B Expected Final
  Distribution Date...............  S-16, S-25
Class B Floating Percentage.......     S-33
Class B Initial Invested Amount...     S-35
Class B Invested Amount...........     S-35
Class B Investor Amount...........     S-36
Class B Investor Charge-Off.......     S-48
Class B Investor Default Amount...     S-47
Class B Monthly Interest..........     S-24
Class B Monthly Principal.........     S-26
Class B Principal Percentage......     S-34
Class B Required Amount...........     S-37
Class B Servicing Fee.............     S-51
Class B Underwriters..............     S-54
Collateral Additional Interest....     S-42
Collateral Available Funds........     S-24
Collateral Default Amount.........  S-35, S-47
Collateral Expected Final
  Distribution Date...............     S-43
Collateral Floating Percentage....     S-33
Collateral Initial Invested
  Amount..........................     S-35
Collateral Interest...............     S-10
Collateral Interest Holder........     S-10
Collateral Invested Amount........     S-35
Collateral Minimum Interest
  Rate............................     S-24
Collateral Minimum Monthly
  Interest........................     S-24
Collateral Monthly Principal......     S-26
Collateral Principal Percentage...     S-34
Controlled Accumulation Amount....     S-26
Controlled Deposit Amount.........     S-27
CSFBi.............................     S-27
                      D
Deficit Controlled Accumulation
  Amount..........................     S-27
definitive certificate............     S-21
Designated Maturity...............     S-22
distribution dates................     S-21
                      E
Excess Finance Charges............     S-24
Excess Spread.....................     S-41
                      F
Fitch.............................     S-28
Fleet.............................     S-10
Fleet Credit Card Portfolio.......     S-11
Floating Allocation Percentage....     S-32
Floating Amount...................     S-28
                      G
Group One.........................     S-46
                      I
Initial Invested Amount...........  S-20, S-36
interest period...................     S-22
Interest Rate Swap................     S-27
Interest Reserve Account..........     S-29
Interest Reserve Account Event....     S-29
Invested Amount...................     S-36
Investor Amount...................     S-36
Investor Default Amount...........     S-46
                      L
LIBOR.............................  S-22, I-1
LIBOR determination date..........     S-22

                      M
Master Pooling and Servicing
  Agreement.......................     S-10
monthly period....................     S-22
Monthly Servicing Fee.............     S-51
                      N
Net Portfolio Yield...............     S-50
Net Swap Payment..................     S-28
Net Swap Receipt..................     S-28
Notional Amount...................     S-27
                      P
paired series.....................     S-46
Parties in Interest...............     S-52
Pay Out Event.....................     S-48
Percentage Allocation.............     S-38
Plans.............................     S-52
Pooling and Servicing Agreement...     S-10
Principal Allocation Percentage...     S-33
principal funding account.........     S-43
principal funding account
  investment proceeds.............     S-44
                      R
rapid accumulation period.........     S-17
rapid amortization period.........     S-17
Reallocated Principal
  Collections.....................     S-36
record date.......................     S-22
Reference Banks...................     S-23
Required Interest Reserve
  Amount..........................     S-29
Required Reserve Account Amount...     S-44
reserve account...................     S-44
reserve account funding date......     S-44
                      S
Seller Amount.....................     S-21
sellers' interest.................     S-21
Series 2000-C.....................     S-10
Series 2000-C Certificates........     S-10
Series 2000-C Holders.............     S-10
Series 2000-C Interests...........     S-10
Series 2000-C Termination Date....     S-21
Series Investor Amount............     S-36
Series Percentage.................     S-20
Shared Principal Collections......     S-46
Swap Counterparty.................     S-27
Swap Fixed Rate...................     S-28
Swap Floating Rate................     S-28
Swap Reserve Fund.................     S-45
                      T
Telerate Page 3750................     S-23
trust.............................     S-10
Trust Pay Out Event...............     S-49

                                                                         ANNEX I

                              OTHER SERIES ISSUED

     The certificates will be the twenty-fifth series to be issued by the trust. The table below sets forth the principal characteristics of the fifteen other series heretofore issued by the trust and currently outstanding. These series are the Series 1995-C Certificates, the Series 1995-D Certificates, the Series 1995-F Certificates, the Series 1996-A Certificates, the Series 1996-B Certificates, the Series 1996-C Certificates, the Series 1996-D Certificates, the Series 1996-E Certificates, the Series 1998-A Certificates, the Series 1999-A Certificates, the Series 1999-B Certificates, the Series 1999-C Certificates, the Series 1999-D Certificates, the Series 2000-A Certificates, and the Series 2000-B Certificates. Solely for purposes of this Annex I, "LIBOR" shall mean London interbank offered quotations for United States dollar deposits determined as set forth in the related series supplements.

SERIES 1995-C
Initial Invested Amount..............................    $375,000,000
Initial Pre-Funded Amount............................    $200,000,000
Investor Amount as of July 31, 2000..................    $575,000,000
Class A Certificate Rate.............................    Three Month LIBOR plus .20% per annum
Class B Certificate Rate.............................    Three Month LIBOR plus .34% per annum
Collateral Rate......................................    No higher than One Month LIBOR
                                                           plus 1.00% per annum
Initial Enhancement Amount...........................    $60,375,000
Series Servicing Fee Rate............................    2% per annum
Stated Series 1995-C Termination Date................    January 1, 2005
Series Issuance Date.................................    April 27, 1995
SERIES 1995-D
Initial Invested Amount..............................    $450,000,000
Initial Pre-Funded Amount............................    $150,000,000
Investor Amount as of July 31, 2000..................    $600,000,000
Class A Certificate Rate.............................    One Month LIBOR plus .19% per annum
Class B Certificate Rate.............................    One Month LIBOR plus .32% per annum
Initial Enhancement Amount...........................    $63,000,000
Series Servicing Fee Rate............................    2% per annum
Stated Series 1995-D Termination Date................    February 1, 2004
Series Issuance Date.................................    July 25, 1995
SERIES 1995-F
Initial Invested Amount..............................    $750,000,000
Initial Pre-Funded Amount............................    $100,000,000
Investor Amount as of July 31, 2000..................    $850,000,000
Class A-1 Certificate Rate...........................    6.05% per annum
Class A-2 Certificate Rate...........................    One Month LIBOR plus .19% per annum
Class B Certificate Rate.............................    One Month LIBOR plus .30% per annum
Initial Enhancement Amount...........................    $65,875,000
Series Servicing Fee Rate............................    2% per annum
Series 1995-F Termination Date.......................    August 1, 2003
Series Issuance Date.................................    November 21, 1995
SERIES 1996-A
Initial Invested Amount..............................    $400,000,000
Initial Pre-Funded Amount............................    $100,000,000
Investor Amount as of July 31, 2000..................    $500,000,000
Class A-1 Certificate Rate...........................    6.0% per annum

Class A-2 Certificate Rate...........................    One Month LIBOR plus .23% per annum
Class B Certificate Rate.............................    One Month LIBOR plus .35% per annum
Collateral Rate......................................    No higher than One Month LIBOR
                                                           plus 1.00% per annum
Initial Enhancement Amount...........................    $43,750,000
Series Servicing Fee Rate............................    2% per annum
Series 1996-A Termination Date.......................    November 2005 Distribution Date
Series Issuance Date.................................    January 18, 1996
SERIES 1996-B
Initial Invested Amount..............................    $750,000,000
Investor Amount as of July 31, 2000..................    $750,000,000
Class A Certificate Rate.............................    Three Month LIBOR plus .230% per annum
Class B Certificate Rate.............................    Three Month LIBOR plus .375% per annum
Collateral Rate......................................    No higher than One Month LIBOR
                                                           plus 1.00% per annum
Initial Enhancement Amount...........................    $75,000,000
Series Servicing Fee Rate............................    2% per annum
Series 1996-B Termination Date.......................    January 2007 Distribution Date
Series Issuance Date.................................    March 26, 1996
SERIES 1996-C
Initial Invested Amount..............................    $700,000,000
Investor Amount as of July 31, 2000..................    $700,000,000
Class A Certificate Rate.............................    Three Month LIBOR plus .120% per annum
Class B Certificate Rate.............................    Three Month LIBOR plus .250% per annum
Collateral Rate......................................    No higher than Three Month LIBOR
                                                           plus 1.00% per annum
Initial Enhancement Amount...........................    $70,000,000
Series Servicing Fee Rate............................    2% per annum
Series 1996-C Termination Date.......................    November 2003 Distribution Date
Series Issuance Date.................................    May 13, 1996
SERIES 1996-D
Initial Invested Amount..............................    $575,000,000
Initial Pre-Funded Amount............................    $125,000,000
Investor Amount as of July 31, 2000..................    $700,000,000
Class A Certificate Rate.............................    One Month LIBOR plus .15% per annum
Class B Certificate Rate.............................    One Month LIBOR plus .30% per annum
Collateral Rate......................................    No higher than One Month LIBOR
                                                           plus 1.00% per annum
Initial Enhancement Amount...........................    $70,000,000
Series Servicing Fee Rate............................    2% per annum
Series 1996-D Termination Date.......................    June 2005 Distribution Date
Series Issuance Date.................................    June 18, 1996
SERIES 1996-E
Initial Invested Amount..............................    $450,000,000
Initial Pre-Funded Amount............................    $50,000,000
Investor Amount as of July 31, 2000..................    $500,000,000
Class A Certificate Rate.............................    One Month LIBOR plus .10% per annum
Class B Certificate Rate.............................    One Month LIBOR plus .33% per annum
Collateral Rate......................................    No higher than One Month LIBOR
                                                           plus 1.00% per annum
Initial Enhancement Amount...........................    $50,000,000

Series Servicing Fee rate............................    2% per annum
Series 1996-E Termination Date.......................    May 2004 Distribution Date
Series Issuance Date.................................    November 1, 1996
SERIES 1998-A
Initial Invested Amount..............................    $862,500,000
Initial Pre-Funded Amount............................    $287,500,000
Investor Amount as of July 31, 2000..................    $1,150,000,000
Class A Certificate Rate.............................    One Month LIBOR plus .04% per annum
Class B Certificate Rate.............................    One Month LIBOR plus .24% per annum
Collateral Rate......................................    No higher than One Month LIBOR
                                                           plus 1.00% per annum
Initial Enhancement Amount...........................    $120,750,000
Series Servicing Fee Rate............................    2% per annum
Series 1998-A Termination Date.......................    July 2003 Distribution Date
Series Issuance Date.................................    February 6, 1998
SERIES 1999-A
Initial Invested Amount..............................    $600,000,000
Investor Amount as of July 31, 2000..................    $600,000,000
Class A Certificate Rate.............................    One Month LIBOR plus .11% per annum
Class B Certificate Rate.............................    One Month LIBOR plus .33% per annum
Class C Interest.....................................    No higher than One Month LIBOR
                                                           plus 2.00% per annum
Initial Enhancement Amount...........................    $66,000,000
Series Servicing Fee Rate............................    2% per annum
Series 1999-A Termination Date.......................    September 2004 Distribution Date
Series Issuance Date.................................    March 23, 1999
SERIES 1999-B
Initial Invested Amount..............................    $500,000,000
Investor Amount as of July 31, 2000..................    $500,000,000
Class A Certificate Rate.............................    One Month LIBOR plus .20% per annum
Class B Certificate Rate.............................    One Month LIBOR plus .39% per annum
Collateral Rate......................................    No higher than One Month LIBOR
                                                           plus 2.00% per annum
Initial Enhancement Amount...........................    $55,000,000
Series Servicing Fee Rate............................    2% per annum
Series 1999-B Termination Date.......................    January 2007 Distribution Date
Series Issuance Date.................................    July 22, 1999
SERIES 1999-C
Initial Invested Amount..............................    $300,000,000
Investor Amount as of July 31, 2000..................    $300,000,000
Class A Certificate Rate.............................    6.90% per annum
Class B Certificate Rate.............................    7.20% per annum
Collateral Minimum Interest Rate.....................    No higher than One Month LIBOR
                                                           plus 2.00% per annum
Initial Enhancement Amount...........................    $27,000,000
Series Servicing Fee Rate............................    2% per annum
Series 1999-C Termination Date.......................    April 2007 Distribution Date
Series Issuance Date.................................    November 3, 1999

SERIES 1999-D
Initial Invested Amount..............................    $600,000,000
Investor Amount as of July 31, 2000..................    $600,000,000
Class A Certificate Rate.............................    One Month LIBOR plus 0.22% per annum
Class B Certificate Rate.............................    One Month LIBOR plus 0.50% per annum
Collateral Minimum Interest Rate.....................    Not to exceed 9.5% per annum
Initial Enhancement Amount...........................    $66,000,000
Series Servicing Fee Rate............................    2% per annum
Series 1999-D Termination Date.......................    April 2007 Distribution Date
Series Issuance Date.................................    November 3, 1999
SERIES 2000-A
Initial Invested Amount..............................    $750,000,000
Investor Amount as of July 31, 2000..................    $750,000,000
Class A Certificate Rate.............................    One Month LIBOR plus 0.13% per annum
Class B Certificate Rate.............................    One Month LIBOR plus 0.33% per annum
Collateral Minimum Interest Rate.....................    Not to exceed 9.5% per annum
Initial Enhancement Amount...........................    $82,500,000
Series Servicing Fee Rate............................    2% per annum
Series 2000-A Termination Date.......................    July 2005 Distribution Date
Series Issuance Date.................................    February 2, 2000
SERIES 2000-B
Initial Invested Account.............................    $650,000,000
Investor Amount as of July 31, 2000..................    $650,000,000
Class A Certificate Rate.............................    One Month LIBOR plus 0.11% per annum
Class B Certificate Rate.............................    One Month LIBOR plus 0.31% per annum
Collateral Minimum Interest Rate.....................    No higher than One Month LIBOR
                                                           plus 2.00% per annum
Initial Enhancement Amount...........................    $71,500,000
Series Serving Fee Rate..............................    2% per annum
Series 2000-B Termination Date.......................    September 2005 Distribution Date
Series Issuance Date.................................    April 4, 2000

                                                                        ANNEX II

                       RECEIVABLES IN ADDITIONAL ACCOUNTS
                             CONVEYED TO THE TRUST

                                                             NUMBER OF     RECEIVABLES
ASSIGNMENT     DATE RECEIVABLES                             ADDITIONAL    IN ADDITIONAL
  NUMBER     TRANSFERRED TO TRUST   RELEVANT CUT-OFF DATE   ACCOUNTS(1)    ACCOUNTS(1)
----------   --------------------   ---------------------   -----------   --------------
     1       May 16, 1994           March 31, 1994            276,371     $  367,091,261
     2       July 1, 1994           May 31, 1994              157,629     $  202,859,562
     3       August 17, 1994        July 31, 1994             226,342     $  351,961,171
     4       September 23, 1994     August 31, 1994           192,815     $  299,924,106
     5       November 18, 1994      October 31, 1994          332,866     $  406,625,727
     6       January 6, 1995        November 30, 1994         217,320     $  316,458,944
     7       March 15, 1995         February 28, 1995         291,057     $  348,693,399
     8       April 18, 1995         March 31, 1995            143,714     $  168,739,171
     9       May 23, 1995           April 30, 1995             98,330     $  137,485,579
    10       July 18, 1995          June 30, 1995             322,271     $  432,984,240
    11       August 15, 1995        July 31, 1995             126,338     $  188,302,827
    12       August 31, 1995        August 11, 1995            67,968     $   94,548,321
    13       November 21, 1995      October 25, 1995          285,122     $  491,863,655
    14       December 15, 1995      November 26, 1995         265,376     $  369,389,253
    15       January 18, 1996       December 26, 1995         182,985     $  330,263,251
    16       February 19, 1996      January 31, 1996          269,467     $  560,543,656
    17       March 26, 1996         February 29, 1996         150,460     $  330,531,723
    18       May 1, 1996            March 31, 1996             68,056     $  251,797,517
    19       May 13, 1996           March 31, 1996            219,150     $  499,241,938
    20       June 18, 1996          April 30, 1996            244,770     $  636,632,670
    21       June 30, 1996          May 31, 1996               73,771     $  200,155,226
    22       September 1, 1996      July 31, 1996             217,130     $  640,152,919
    23       November 1, 1996       September 30, 1996        151,051     $  500,113,079
    24       November 1, 1996       September 30, 1996         30,631     $  100,564,456
    25       November 15, 1996      October 31, 1996          100,603     $  250,370,356
    26       January 17, 1997       December 31, 1996         118,232     $  368,278,729
    27       February 14, 1997      January 31, 1997          111,777     $  307,635,708
    28       March 14, 1997         February 28, 1997         169,598     $  400,826,266
    29       April 18, 1997         March 31, 1997            204,546     $  450,500,767
    30       May 14, 1997           April 30, 1997            155,299     $  450,053,037
    31       June 13, 1997          May 31, 1997              148,940     $  241,091,790
    32       June 29, 1997          May 31, 1997                5,757     $   10,065,454
    33       September 12, 1997     August 31, 1997           250,570     $  499,607,860
    34       September 30, 1997     August 31, 1997           218,401     $  301,830,170
    35       November 14, 1997      October 31, 1997          167,351     $  322,443,973
    36       December 12, 1997      November 30, 1997         228,234     $  203,845,007
    37       January 30, 1998       December 31, 1997         492,821     $  729,961,299
    38       February 13, 1998      January 31, 1998          246,990     $  363,909,199
    39       April 14, 1998         March 31, 1998            227,285     $  907,447,235
    40       May 14, 1998           April 30, 1998            249,490     $  602,772,032
    41       July 1, 1998           May 31, 1998              284,855     $  582,539,789
    42       September 1, 1998      July 31, 1998             209,559     $  500,442,550

                                                             NUMBER OF     RECEIVABLES
ASSIGNMENT     DATE RECEIVABLES                             ADDITIONAL    IN ADDITIONAL
  NUMBER     TRANSFERRED TO TRUST   RELEVANT CUT-OFF DATE   ACCOUNTS(1)    ACCOUNTS(1)
----------   --------------------   ---------------------   -----------   --------------
    43       October 1, 1998        August 31, 1998           126,098     $  364,789,653
    44       November 13, 1998      October 31, 1998          276,577     $  648,197,959
    45       December 14, 1998      November 30, 1998          65,326     $  166,800,025
    46       December 31, 1998      November 30, 1998          79,855     $  210,815,757
    47       January 28, 1999       December 31, 1998          77,427     $  197,913,305
    48       January 31, 1999       December 31, 1998         312,662     $  704,718,352
    49       February 16, 1999      January 31, 1999          189,409     $  393,818,299
    50       March 10, 1999         January 31, 1999          145,162     $  248,815,264
    51       March 24, 1999         February 28, 1999         152,894     $  206,886,377
    52       April 14, 1999         March 31, 1999             56,776     $  105,666,192
    53       April 16, 1999         March 31, 1999            124,643     $  304,064,904
    54       May 14, 1999           April 30, 1999             95,437     $  123,248,542
    55       June 1, 1999           April 30, 1999            400,682     $  925,598,651
    56       July 19, 1999          May 31, 1999               89,208     $  118,401,838
    57       July 23, 1999          June 30, 1999             182,395     $  332,801,715
    58       September 21, 1999     August 31, 1999           399,265     $  920,892,601
    59       October 15, 1999       September 30, 1999        147,493     $  300,519,356
    60       January 17, 2000       December 31, 1999         495,186     $1,345,216,825
    61       April 17, 2000         March 31, 2000            203,644     $  586,536,013
    62       June 22, 2000          May 31, 2000               58,635     $  184,408,447
    63       July 7, 2000           May 31, 2000              219,294     $  675,770,391
    64       August 14, 2000        July 31, 2000             241,291     $  685,961,799

------------
(1) The amounts shown are as of the Relevant Cut-Off Date.

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--------------------------------------------------------------------------------
                       FLEET CREDIT CARD MASTER TRUST II
                                     ISSUER

                                  [FLEET LOGO]

                     FLEET BANK (RI), NATIONAL ASSOCIATION
                              SELLER AND SERVICER

                                 SERIES 2000-C

                                  $529,750,000
                    CLASS A 7.02% ASSET-BACKED CERTIFICATES

                                  $48,750,000
                CLASS B FLOATING RATE ASSET-BACKED CERTIFICATES
                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                    Underwriters of the Class A certificates
CREDIT SUISSE FIRST BOSTON
        CHASE SECURITIES INC.
                 FLEETBOSTON ROBERTSON STEPHENS
                          J.P. MORGAN & CO.
                                   MERRILL LYNCH & CO.
                                          MORGAN STANLEY DEAN WITTER

                    Underwriters of the Class B certificates
CREDIT SUISSE FIRST BOSTON
                        FLEETBOSTON ROBERTSON STEPHENS
                                                     J.P. MORGAN & CO.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

    We are not offering the Series 2000-C certificates in any state where the offer is not permitted.

    The delivery of this prospectus supplement and the accompanying prospectus at any time does not imply that the information in this prospectus supplement and the accompanying prospectus is correct as of any date after the dates on their covers. We note that if any material change occurs while this prospectus supplement and the accompanying prospectus are required by law to be delivered, we will update the relevant information in this prospectus supplement and the accompanying prospectus to incorporate the material change.

    Until November 15, 2000 all dealers that effect transactions in the Class A certificates or the Class B certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
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